Huntington Bancshares Incorporated
Condensed Consolidated Balance Sheets
(Unaudited)

	2012	2011
(dollar amounts in thousands, except number of shares)	June 30,	December 31,
Assets
Cash and due from banks	$1,218,588	$1,115,968
Interest-bearing deposits in banks	88,825	90,943
Trading account securities	53,837	45,899
Loans held for sale (includes $570,189 and $343,588 respectively, measured at fair value) (1)	2,123,371	1,618,391
Available-for-sale and other securities	8,666,778	8,078,014
Held-to-maturity securities	598,385	640,551
Loans and leases (includes $210,031 and $296,250 respectively, measured at fair value) (2)	39,959,180	38,923,783
Allowance for loan and lease losses	(859,646)	(964,828)
Net loans and leases	39,099,534	37,958,955
Bank owned life insurance	1,573,891	1,549,783
Premises and equipment	583,057	564,429
Goodwill	444,268	444,268
Other intangible assets	159,195	175,302
Accrued income and other assets	2,013,230	2,168,149
Total assets	$56,622,959	$54,450,652
Liabilities and shareholders' equity
Liabilities
Deposits	$46,076,075	$43,279,625
Short-term borrowings	1,205,995	1,441,092
Federal Home Loan Bank advances	835,653	362,972
Other long-term debt (includes $32,794 and $123,039 respectively, measured at fair value) (2)	310,043	1,231,517
Subordinated notes	1,418,216	1,503,368
Accrued expenses and other liabilities	1,127,746	1,213,978
Total liabilities	50,973,728	49,032,552
Shareholders' equity
Preferred stock - authorized 6,617,808 shares:

Series A, 8.50% fixed rate, non-cumulative perpetual convertible preferred stock, par value of $0.01, and liquidation value per share of $1,000	362,507	362,507

Series B, floating rate, non-voting, non-cumulative perpetual preferred stock, par value of $0.01, and liquidation value per share of $1,000	23,785	23,785
Common stock	8,596	8,656
Capital surplus	7,569,481	7,596,809
Less treasury shares, at cost	(10,393)	(10,255)
Accumulated other comprehensive loss	(135,977)	(173,763)
Retained (deficit) earnings	(2,168,768)	(2,389,639)
Total shareholders' equity	5,649,231	5,418,100
Total liabilities and shareholders' equity	$56,622,959	$54,450,652
Common shares authorized (par value of $0.01)	1,500,000,000	1,500,000,000
Common shares issued	859,597,015	865,584,517
Common shares outstanding	858,401,176	864,406,152
Treasury shares outstanding	1,195,839	1,178,365
Preferred shares issued	1,967,071	1,967,071
Preferred shares outstanding	398,007	398,007

(1) Amounts represent loans for which Huntington has elected the fair value option.

(2) Amounts represent certain assets and liabilities of a consolidated VIE for which Huntington has elected the fair value option.

See Notes to Unaudited Condensed Consolidated Financial Statements

1

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands, except per share amounts)	2012	2011	2012	2011
Interest and fee income:
Loans and leases	$428,859	$431,294	$840,907	$867,958
Available-for-sale and other securities
Taxable	48,244	54,603	97,068	112,254
Tax-exempt	2,124	2,320	4,323	5,196
Held-to-maturity securities - taxable	4,538	1,287	9,252	1,287
Other	3,779	2,633	15,931	7,319
Total interest income	487,544	492,137	967,481	994,014
Interest expense
Deposits	41,790	68,304	85,570	144,100
Short-term borrowings	558	856	1,141	1,805
Federal Home Loan Bank advances	333	215	555	435
Subordinated notes and other long-term debt	15,901	19,425	34,044	40,007
Total interest expense	58,582	88,800	121,310	186,347
Net interest income	428,962	403,337	846,171	807,667
Provision for credit losses	36,520	35,797	70,926	85,182
Net interest income after provision for credit losses	392,442	367,540	775,245	722,485
Service charges on deposit accounts	65,998	60,675	126,290	114,999
Trust services	29,914	30,392	60,820	61,134
Electronic banking	20,514	31,728	39,144	60,514
Mortgage banking	38,349	23,835	84,767	46,519
Brokerage	19,025	20,819	38,285	41,330
Insurance	17,384	16,399	36,259	34,344
Bank owned life insurance	13,967	17,602	27,904	32,421
Capital markets fees	13,455	8,537	23,437	15,473
Gain on sale of loans	4,131	2,756	30,901	9,963
Automobile operating lease income	2,877	7,307	6,652	16,154
Securities gains/(losses)	603	1,689	1,227	5,894
Impairment losses recognized in earnings on available-for-sale securities	(253)	(182)	(1,490)	(4,347)
Other income	27,855	34,210	64,943	58,314
Total noninterest income	253,819	255,767	539,139	492,712
Personnel costs	243,034	218,570	486,532	437,598
Outside data processing and other services	48,149	43,889	90,207	84,171
Net occupancy	25,474	26,885	54,553	55,321
Equipment	24,872	21,921	50,417	44,398
Deposit and other insurance expense	15,731	23,823	36,469	41,719
Marketing	21,365	20,102	38,141	36,997
Professional services	15,458	20,080	26,688	33,545
Amortization of intangibles	11,940	13,386	23,471	26,756
Automobile operating lease expense	2,183	5,434	5,037	12,270
OREO and foreclosure expense	4,106	4,398	9,056	8,329
Gain on extinguishment of debt	(2,580)	—	(2,580)	—
Other expense	34,537	29,921	88,954	78,004
Total noninterest expense	444,269	428,409	906,945	859,108
Income before income taxes	201,992	194,898	407,439	356,089
Provision for income taxes	49,286	48,980	101,463	83,725
Net income	152,706	145,918	305,976	272,364
Dividends on preferred shares	7,984	7,704	16,033	15,407
Net income applicable to common shares	$144,722	$138,214	$289,943	$256,957
Average common shares - basic	862,261	863,358	863,380	863,358
Average common shares - diluted	867,551	867,469	868,357	867,353
Per common share:
Net income - basic	$0.17	$0.16	$0.34	$0.30
Net income - diluted	0.17	0.16	0.33	0.30
Cash dividends declared	0.04	0.01	0.08	0.02

OTTI losses for the periods presented:

Total OTTI losses	$(2,245)	$(1,812)	$(1,721)	$(4,347)
Noncredit-related portion of loss recognized in OCI	1,992	1,630	231	—
Impairment losses recognized in earnings on available-for-sale securities	$(253)	$(182)	$(1,490)	$(4,347)

See Notes to Unaudited Condensed Consolidated Financial Statements

2

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011

Net income	$152,706	$145,918	$305,976	$272,364

Other comprehensive income, net of tax:
Unrealized gains on available-for-sale and other securities:
Non-credit-related impairment recoveries (losses) on debt securities not expected to be sold	(463)	910	4,064	10,037
Unrealized net gains (losses) on available-for-sale and other securities arising during the period, net of reclassification for net realized gains	2,716	61,234	20,562	57,504
Total unrealized gains on available-for-sale and other securities	2,253	62,144	24,626	67,541

Unrealized gains (losses) on cash flow hedging derivatives	16,343	16,634	6,674	2,212

Change in accumulated unrealized losses for pension and other post-retirement obligations	3,243	2,600	6,486	5,200
Other comprehensive income (loss)	21,839	81,378	37,786	74,953
Comprehensive income	$174,545	$227,296	$343,762	$347,317

See Notes to Unaudited Condensed Consolidated Financial Statements

3

Huntington Bancshares Incorporated

Condensed Consolidated Statements of Changes in Shareholders' Equity

(Unaudited)

	Preferred Stock									Accumulated
			Series B							Other	Retained
(All amounts in thousands,	Series A		Floating Rate		Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
except for per share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total
Six Months Ended June 30, 2011
Balance, beginning of period	363	$362,507	—	$—	864,195	$8,642	$7,630,093	(876)	$(8,771)	$(197,496)	$(2,814,433)	$4,980,542
Net income											272,364	272,364
Other comprehensive income (loss)										74,953		74,953
Repurchase of warrants convertible to common stock							(49,100)					(49,100)
Cash dividends declared: Common ($0.02 per share)											(17,269)	(17,269)
Preferred Series A ($42.50 per share)											(15,407)	(15,407)
Recognition of the fair value of share-based compensation							7,523					7,523
Other share-based compensation activity					115	1	56				(40)	17
Other							(324)	(111)	(586)		(70)	(980)
Balance, end of period	363	$362,507	—	$—	864,310	$8,643	$7,588,248	(987)	$(9,357)	$(122,543)	$(2,574,855)	$5,252,643
Six Months Ended June 30, 2012
Balance, beginning of period	363	$362,507	35	$23,785	865,585	$8,656	$7,596,809	(1,178)	$(10,255)	$(173,763)	$(2,389,639)	$5,418,100
Net income											305,976	305,976
Other comprehensive income (loss)										37,786		37,786
Repurchases of common stock					(6,426)	(64)	(40,166)					(40,230)
Cash dividends declared:
Common ($0.08 per share)											(68,923)	(68,923)
Preferred Series A ($42.50 per share)											(15,407)	(15,407)
Preferred Series B ($17.64 per share)											(626)	(626)
Recognition of the fair value of share-based compensation							12,820					12,820
Other share-based compensation activity					438	4	13				(41)	(24)
Other							5	(18)	(138)		(108)	(241)
Balance, end of period	363	$362,507	35	$23,785	859,597	$8,596	$7,569,481	(1,196)	$(10,393)	$(135,977)	$(2,168,768)	$5,649,231

See Notes to Unaudited Condensed Consolidated Financial Statements

4

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)	Six Months Ended
	June 30,
(dollar amounts in thousands)	2012	2011
Operating activities
Net income	$305,976	$272,364
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	70,926	85,182
Depreciation and amortization	138,876	142,800
Change in current and deferred income taxes	96,760	40,889
Net sales (purchases) of trading account securities	(7,938)	86,633
Originations of loans held for sale	(1,915,289)	(1,093,814)
Principal payments on and proceeds from loans held for sale	1,836,963	1,612,097
Gain on early extinguishment of debt	(2,580)	—
Bargain purchase gain	(11,409)	—
Securities (gains) losses	(1,227)	(5,894)
Impairment losses recognized in earnings on available-for-sale securities	1,490	4,347
Other, net	48,227	45,751
Net cash provided by (used for) operating activities	560,775	1,190,355
Investing activities
Increase (decrease) in interest bearing deposits in banks	67,714	9,471
Net cash received from acquisition	40,310	—
Proceeds from:
Maturities and calls of available-for-sale and other securities	949,026	1,054,306
Maturities of held-to-maturity securities	40,852	2,738
Sales of available-for-sale and other securities	307,160	2,697,629
Purchases of available-for-sale and other securities	(1,779,203)	(2,342,790)
Purchases of held-to-maturity securities	—	(204,040)
Net proceeds from sales of loans	1,527,739	305,950
Net loan and lease activity, excluding sales	(2,248,763)	(1,602,756)
Proceeds from sale of operating lease assets	16,784	36,184
Purchases of premises and equipment	(55,477)	(71,827)
Proceeds from sales of other real estate	20,684	40,060
Purchases of loans and leases	(393,191)	—
Other, net	2,205	122
Net cash provided by (used for) investing activities	(1,504,160)	(74,953)
Financing activities
Increase (decrease) in deposits	2,084,321	(456,356)
Increase (decrease) in short-term borrowings	(331,381)	17,698
Maturity/redemption of subordinated notes	(88,600)	(5,000)
Proceeds from Federal Home Loan Bank advances	815,000	200,000
Maturity/redemption of Federal Home Loan Bank advances	(387,548)	(152,397)
Maturity/redemption of long-term debt	(919,814)	(501,575)
Repurchase of Warrant to the Treasury	—	(49,100)
Dividends paid on preferred stock	(15,752)	(15,407)
Dividends paid on common stock	(69,117)	(17,244)
Repurchase of common stock	(40,230)	—
Other, net	(874)	(27)
Net cash provided by (used for) financing activities	1,046,005	(979,408)
Increase (decrease) in cash and cash equivalents	102,620	135,994
Cash and cash equivalents at beginning of period	1,115,968	847,888
Cash and cash equivalents at end of period	$1,218,588	$983,882
Supplemental disclosures:
Income taxes paid (refunded)	$4,703	$42,817
Interest paid	128,425	221,191
Non-cash activities
Loans transferred to loans held for sale	1,656,486	6,084
Dividends accrued, paid in subsequent quarter	47,859	15,941

See Notes to Unaudited Condensed Consolidated Financial Statements.

5

Huntington Bancshares Incorporated

Notes to Unaudited Condensed Consolidated Financial Statements

1. BASIS OF PRESENTATION

The accompanying Unaudited Condensed Consolidated Financial Statements of Huntington reflect all adjustments consisting of normal recurring accruals which are, in the opinion of Management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented. These Unaudited Condensed Consolidated Financial Statements have been prepared according to the rules and regulations of the SEC and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted. The Notes to Consolidated Financial Statements appearing in Huntington’s 2011 Form 10-K, which include descriptions of significant accounting policies, as updated by the information contained in this report, should be read in conjunction with these interim financial statements.

For statement of cash flows purposes, cash and cash equivalents are defined as the sum of “Cash and due from banks” which includes amounts on deposit with the Federal Reserve and “Federal funds sold and securities purchased under resale agreements.”

In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the Unaudited Condensed Consolidated Financial Statements or disclosed in the Notes to Unaudited Condensed Consolidated Financial Statements.

2. ACCOUNTING STANDARDS UPDATE

ASU 2011-04 — Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The ASU amends Topic 820 to add both additional clarifications to existing fair value measurement and disclosure requirements and changes to existing principles and disclosure guidance. Clarifications were made to the relevancy of the highest and best use valuation concept, measurement of an instrument classified in an entity’s shareholders’ equity and disclosure of quantitative information about the unobservable inputs for level 3 fair value measurements. Changes to existing principles and disclosures included measurement of financial instruments managed within a portfolio, the application of premiums and discounts in fair value measurement, and additional disclosures related to fair value measurements. The updated guidance and requirements are effective for financial statements issued for the first interim or annual period beginning after December 15, 2011, and should be applied prospectively (See Note 13). The amendments did not have a material impact on Huntington’s Unaudited Condensed Consolidated Financial Statements.

ASU 2011-05 — Other Comprehensive Income (Topic 220), Presentation of Comprehensive Income. The ASU amends Topic 220 to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. An entity is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments do not change items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, only the format for presentation. The updated guidance and requirements are effective for financial statements issued for the fiscal years, and the interim periods within those years, beginning after December 15, 2011. The amendments should be applied retrospectively. On October 21, 2011, the FASB exposed a proposed deferral of the requirement that companies present reclassification adjustments for each component of OCI in both net income and OCI on the face of the financial statements. See the Unaudited Condensed Consolidated Statements of Comprehensive Income. The amendment did not have a material impact on Huntington’s Unaudited Condensed Consolidated Financial Statements.

ASU 2011-10 — Property, Plant, and Equipment (Topic 360): Derecognition of In-Substance Real Estate. The ASU amends Topic 360 to clarify that when a reporting entity ceases to have a controlling financial interest (as described in ASC 810 “Consolidation”) in a subsidiary that is in-substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in-substance real estate. The clarification is meant to eliminate diversity in practice. The amendments are effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. Early adoption is permitted. Management is currently evaluating the impact of the guidance on Huntington’s Unaudited Condensed Consolidated Financial Statements.

ASU 2011-11 — Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The ASU amends Topic 210 by requiring additional improved information to be disclosed regarding financial instruments and derivative instruments that are offset in accordance with the conditions under ASC 210-20-45 or ASC 810-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for annual and interim reporting periods beginning on or after January 1, 2013. The disclosures required by the amendments should be applied retrospectively for all comparative periods presented. Management does not believe the amendments will have a material impact on Huntington’s Unaudited Condensed Consolidated Financial Statements. .

6

3. Loans / Leases AND ALLOWANCE FOR CREDIT LOSSES

Loans and leases for which Huntington has the intent and ability to hold for the foreseeable future (at least 12 months), or until maturity or payoff, are classified in the Unaudited Condensed Consolidated Balance Sheets as loans and leases. Except for loans which are subject to fair value requirements, loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. At June 30, 2012, and December 31, 2011, the aggregate amount of these net unamortized deferred loan origination fees and costs and net unearned income was $294.3 million and $122.5 million, respectively.

Loan and Lease Portfolio Composition

The following table provides a detailed listing of Huntington’s loan and lease portfolio at June 30, 2012, and December 31, 2011:

	June 30,	December 31,
(dollar amounts in thousands)	2012	2011
Loans and leases:
Commercial and industrial	$16,321,850	$14,699,371
Commercial real estate	5,907,709	5,825,709
Automobile	3,807,680	4,457,446
Home equity	8,343,830	8,215,413
Residential mortgage	5,123,027	5,228,276
Other consumer	455,084	497,568
Loans and leases	39,959,180	38,923,783
Allowance for loan and lease losses	(859,646)	(964,828)
Net loans and leases	$39,099,534	$37,958,955

As shown in the table above, the primary loan and lease portfolios are: C&I, CRE, automobile, home equity, residential mortgage, and other consumer. For ACL purposes, these portfolios are further disaggregated into classes. The classes within each portfolio are as follows:

Portfolio	Class
Commercial and industrial	Owner occupied
Purchased impaired
Other commercial and industrial

Commercial real estate	Retail properties
Multi family
Office
Industrial and warehouse
Purchased impaired
Other commercial real estate

Automobile	NA (1)

Home equity	Secured by first-lien
Secured by junior-lien

Residential mortgage	Residential mortgage
Purchased impaired

Other consumer	Other consumer
Purchased impaired

(1) Not applicable. The automobile loan portfolio is not further segregated into classes.

Fidelity Bank acquisition

(See Note 19 for additional information regarding the Fidelity Bank acquisition).

7

On March 30, 2012, Huntington acquired the loans of Fidelity Bank located in Dearborn, Michigan from the FDIC. Under the agreement, approximately $520.6 million of loans were transferred to Huntington.  These loans were recorded at fair value in accordance with ASC 805, “Business Combinations”. The fair values for the loans were estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms (Level 3), and reflected an estimate of probable losses and the credit risk associated with the loans.

Loans Acquired With Deteriorated Credit Quality

ASC 310-30, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”, provides guidance for accounting for acquired loans that have experienced a deterioration of credit quality at the time of acquisition for which it is probable that the investor will be unable to collect all contractually required payments. Based on the timing of the Fidelity Bank acquisition occurring on the last business day of the 2012 first quarter, the assessment to determine if any of these loans were acquired with deteriorated credit quality in accordance with ASC 310-30 was not completed until the 2012 second quarter.

The excess of cash flows expected at acquisition over the initial investment in the loan is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows expected to be collected. The difference between the contractually required payments at acquisition and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference. Subsequent decreases to the expected cash flows will generally result in an increase to the allowance for loan and lease losses. Subsequent increases in cash flows result in reversal of any nonaccretable difference (or allowance for loan and lease losses to the extent any has been recorded) with a positive impact on interest income. The measurement of undiscounted cash flows involves assumptions and judgments for credit risk, interest rate risk, prepayment risk, default rates, loss severity, payment speeds, and collateral values. All of these factors are inherently subjective and significant changes in the cash flow estimates over the life of the loan can result.

The following table reflects the contractually required payments receivable, cash flows expected to be collected, and fair value of the loans at the acquisition date of March 30, 2012:

(in thousands)
Contractually required payments including interest	$348,547
Less: nonaccretable difference	(119,011)
Cash flows expected to be collected	229,536
Less: accretable yield	(27,586)
Fair value of loans acquired	$201,950

The fair values for loans were estimated using discounted cash flow analyses, including prepayment assumptions and using interest rates currently being offered for loans with similar terms (Level 3). This value was reduced by an estimate of probable losses and the credit risk associated with the loans.

The following table presents a rollforward of the accretable yield from the beginning of the period to the end of the period:

	Three Months Ended June 30,	Six Months Ended June 30,
(dollar amounts in thousands)	2012	2012
Balance, beginning of period	$27,586	$—
Impact of acquisition/purchase on March 30, 2012	—	27,586
Accretion	(2,825)	(2,825)
Balance, end of period	$24,761	$24,761

At June 30, 2012, there was no allowance for loan losses recorded on the purchased impaired loan portfolio and no adjustment to either the accretable or nonaccretable yield was required. The following table reflects the outstanding balance of all contractually required payments and carrying amounts of the acquired loans at June 30, 2012:

8

	June 30, 2012
(in thousands)	Ending Balance	Unpaid Balance
Commercial and industrial	$57,875	$84,966
Commercial real estate	135,638	229,124
Residential mortgage	2,355	4,338
Other consumer	632	1,189
Total	$196,500	$319,617

Loan and Lease Purchases and Sales

The following table summarizes significant portfolio loan and lease purchase and sale activity for the three-month and six-month periods ended June 30, 2012 and 2011:

	Commercial	Commercial		Home	Residential	Other
	and Industrial	Real Estate	Automobile	Equity	Mortgage	Consumer	Total
(dollar amounts in thousands)

Portfolio loans and leases purchased during the:
Three-month period ended June 30, 2012	$—	$—	$—	$—	$—	$—	$—
Six-month period ended June 30, 2012	$477,501	$378,122	$—	$13,025	$62,324	$85	$931,057

Three-month period ended June 30, 2011	$—	$—	$—	$—	$—	$—	$—
Six-month period ended June 30, 2011	—	—	—	—	—	—	—

Portfolio loans and leases sold or transferred to loans held for sale during the:
Three-month period ended June 30, 2012	$71,718	$26,273	$1,483,748	$—	$179,621	$—	$1,761,360
Six-month period ended June 30, 2012	$125,165	$47,742	$2,783,748	$—	$179,621	—	$3,136,276

Three-month period ended June 30, 2011	$69,483	$8,330	$—	$—	$87,215	$—	$165,028
Six-month period ended June 30, 2011	$155,482	$56,123	$—	$—	$170,757	$—	$382,362

NALs and Past Due Loans

Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date.

Any loan in any portfolio may be placed on nonaccrual status prior to the policies described below when collection of principal or interest is in doubt.

All classes within the C&I and CRE portfolios are placed on nonaccrual status at 90-days past due. Residential mortgage loans are placed on nonaccrual status at 150-days past due, with the exception of residential mortgages guaranteed by government organizations which continue to accrue interest. First-lien home equity loans are placed on nonaccrual status at 150-days past due. Junior-lien home equity loans are placed on nonaccrual status at the earlier of 120-days past due or when the related first-lien loan has been identified as nonaccrual. Automobile and other consumer loans are not placed on nonaccrual status, but are generally charged-off when the loan is 120-days past due. For all classes within all loan portfolios, when a loan is placed on nonaccrual status, any accrued interest income is reversed with current year accruals charged to interest income, and prior year amounts charged-off as a credit loss.

For all classes within all loan portfolios, cash receipts received on NALs are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income.

9

Regarding all classes within the C&I and CRE portfolios, the determination of a borrower’s ability to make the required principal and interest payments is based on an examination of the borrower’s current financial statements, industry, management capabilities, and other qualitative measures. For all classes within the consumer loan portfolio, the determination of a borrower’s ability to make the required principal and interest payments is based on multiple factors, including number of days past due and, in some instances, an evaluation of the borrower’s financial condition. When, in Management’s judgment, the borrower’s ability to make required principal and interest payments resumes and collectability is no longer in doubt, the loan or lease is returned to accrual status. For these loans that have been returned to accrual status, cash receipts are applied according to the contractual terms of the loan.

The following table presents NALs by loan class at June 30, 2012, and December 31, 2011:

	2012	2011
(dollar amounts in thousands)	June 30,	December 31,

Commercial and industrial:
Owner occupied	$71,335	$88,415
Purchased impaired	—	—
Other commercial and industrial	62,343	113,431
Total commercial and industrial	$133,678	$201,846

Commercial real estate:
Retail properties	$64,425	$58,415
Multi family	29,883	39,921
Office	22,123	33,202
Industrial and warehouse	17,246	30,119
Purchased impaired	—	—
Other commercial real estate	85,740	68,232
Total commercial real estate	$219,417	$229,889

Automobile	$—	$—

Home equity:
Secured by first-lien	$18,632	$20,012
Secured by junior-lien	27,391	20,675
Total home equity	$46,023	$40,687

Residential mortgage:
Residential mortgage	$75,048	$68,658
Purchased impaired	—	—
Total residential mortgages	$75,048	$68,658

Other consumer
Other consumer	$—	$—
Purchased impaired	—	—
Total other consumer	$—	$—
Total nonaccrual loans (1)	$474,166	$541,080

(1)	All loans acquired as part of the FDIC-assisted Fidelity Bank acquisition accrue interest as performing loans or as purchased impaired loans in accordance with ASC 310-30; therefore, none of the acquired loans were reported as nonaccrual at June 30, 2012.

10

The following table presents an aging analysis of loans and leases, including past due loans, by loan class at June 30, 2012, and December 31, 2011: (1)

June 30, 2012
(dollar amounts in thousands)	Past Due					Total Loans	90 or more days past due
	30-59 Days	60-89 Days	90 or more days	Total	Current	and Leases	and accruing

Commercial and industrial:
Owner occupied	$11,700	$4,124	$47,421	$63,245	$4,123,480	$4,186,725	$1,846
Purchased impaired	2,802	1,541	17,071	21,414	36,461	57,875	17,071
Other commercial and industrial	22,168	3,776	25,873	51,817	12,025,433	12,077,250	341
Total commercial and industrial	$36,670	$9,441	$90,365	$136,476	$16,185,374	$16,321,850	$ 19,258	(2)

Commercial real estate:
Retail properties	$2,938	$628	$36,797	$40,363	$1,587,004	$1,627,367	$—
Multi family	5,210	3,040	19,893	28,143	944,178	972,321	—
Office	18,163	2,815	19,409	40,387	977,783	1,018,170	—
Industrial and warehouse	3,397	1,126	4,234	8,757	682,813	691,570	—
Purchased impaired	8,807	1,381	38,054	48,242	87,396	135,638	38,125
Other commercial real estate	6,074	19,250	28,279	53,603	1,409,040	1,462,643	—
Total commercial real estate	$44,589	$28,240	$146,666	$219,495	$5,688,214	$5,907,709	$38,125	(2)

Automobile	$29,410	6,355	$3,338	$39,103	$3,768,577	$3,807,680	$3,338

Home equity:
Secured by first-lien	$18,105	$8,720	$30,008	$56,833	$4,093,850	$4,150,683	$11,375
Secured by junior-lien	27,648	13,334	26,630	67,612	4,125,535	4,193,147	6,801
Total home equity	$45,753	$22,054	$56,638	$124,445	$8,219,385	$8,343,830	$18,176

Residential mortgage:
Residential mortgage	$143,368	$48,264	$168,835	$360,467	$4,760,205	$5,120,672	$99,641	(3)
Purchased impaired	220	402	1,494	2,116	239	2,355	1,494
Total residential mortgage	$143,588	$48,666	$170,329	$362,583	$4,760,444	$5,123,027	$101,135

Other consumer:
Other consumer	$6,547	$1,997	$913	$9,457	$444,995	$454,452	$913
Purchased impaired	—	112	288	400	232	632	288
Total other consumer	$6,547	$2,109	$1,201	$9,857	$445,227	$455,084	$1,201

December 31, 2011
(dollar amounts in thousands)	Past Due					Total Loans	90 or more days past due
	30-59 Days	60-89 Days	90 or more days	Total	Current	and Leases	and accruing

Commercial and industrial:
Owner occupied	$10,607	$7,433	$58,513	$76,553	$3,936,203	$4,012,756	$—
Other commercial and industrial	32,962	7,579	60,833	101,374	10,585,241	10,686,615	—
Total commercial and industrial	$43,569	$15,012	$119,346	$177,927	$14,521,444	$14,699,371	$—

Commercial real estate:
Retail properties	$3,090	$823	$33,952	$37,865	$1,547,618	$1,585,483	$—
Multi family	5,022	1,768	28,317	35,107	908,438	943,545	—
Office	3,134	792	30,041	33,967	990,897	1,024,864	—
Industrial and warehouse	2,834	115	18,203	21,152	708,390	729,542	—
Other commercial real estate	6,894	3,625	48,739	59,258	1,483,017	1,542,275	—
Total commercial real estate	$20,974	$7,123	$159,252	$187,349	$5,638,360	$5,825,709	$—

Automobile	$42,162	$9,046	$6,265	$57,473	$4,399,973	$4,457,446	$6,265
Home equity:
Secured by first-lien	17,260	8,822	29,259	55,341	3,760,238	3,815,579	9,247
Secured by junior-lien	32,334	18,357	31,626	82,317	4,317,517	4,399,834	10,951
Residential mortgage	134,228	45,774	204,648	384,650	4,843,626	5,228,276	141,901	(4)
Other consumer	7,655	1,502	1,988	11,145	486,423	497,568	1,988

(1)	NALs are included in this aging analysis based on the loan's past due status.
(2)	All amounts represent accruing purchased impaired loans related to the FDIC-assisted Fidelity Bank acquisition. Under the applicable accounting guidance (ASC 310-30), the loans were recorded at fair value upon acquisition and remain in accruing status.
(3)	Includes $85,678 thousand guaranteed by the U.S. government.
(4)	Includes $96,703 thousand guaranteed by the U.S. government.

11

Allowance for Credit Losses

Huntington maintains two reserves, both of which reflect Management’s judgment regarding the appropriate level necessary to absorb credit losses inherent in our loan and lease portfolio: the ALLL and the AULC. Combined, these reserves comprise the total ACL. The determination of the ACL requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans and leases, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change.

The appropriateness of the ACL is based on Management’s current judgments about the credit quality of the loan portfolio. These judgments consider on-going evaluations of the loan and lease portfolio, including such factors as the differing economic risks associated with each loan category, the financial condition of specific borrowers, the level of delinquent loans, the value of any collateral and, where applicable, the existence of any guarantees or other documented support. Further, Management evaluates the impact of changes in interest rates and overall economic conditions on the ability of borrowers to meet their financial obligations when quantifying our exposure to credit losses and assessing the appropriateness of our ACL at each reporting date. In addition to general economic conditions and the other factors described above, additional factors also considered include: the impact of declining residential real estate values; the diversification of CRE loans; the development of new or expanded Commercial business segments such as Healthcare, Asset Based Lending, and Energy, and the overall condition of the manufacturing industry. Also, the ACL assessment includes the on-going assessment of credit quality metrics, and a comparison of certain ACL benchmarks to current performance. Management’s determinations regarding the appropriateness of the ACL are reviewed and approved by the Company’s board of directors.

The ALLL consists of two components: (1) the transaction reserve, which includes a loan level allocation under ASC 310-10, specific reserves related to loans considered to be impaired, and loans involved in troubled debt restructurings allocated under ASC 310-40, and (2) the general reserve. The transaction reserve component includes both (1) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics and (2) an estimate of loss based on an impairment review of each impaired C&I and CRE loan greater than $1.0 million. For the C&I and CRE portfolios, the estimate of loss based on pools of loans and leases with similar characteristics is made by applying a PD factor and a LGD factor to each individual loan based on a continuously updated loan grade, using a standardized loan grading system. The PD factor and an LGD factor are determined for each loan grade using statistical models based on historical performance data. The PD factor considers on-going reviews of the financial performance of the specific borrower, including cash flow, debt-service coverage ratio, earnings power, debt level, and equity position, in conjunction with an assessment of the borrower’s industry and future prospects. The LGD factor considers analysis of the type of collateral and the relative LTV ratio. These reserve factors are developed based on credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data using a 24-month emergence period.

In the case of more homogeneous portfolios, such as automobile loans, home equity loans, and residential mortgage loans, the determination of the transaction reserve also incorporates PD and LGD factors, however, the estimate of loss is based on pools of loans and leases with similar characteristics. The PD factor considers current credit scores unless the account is delinquent, in which case a higher PD factor is used. The credit score provides a basis for understanding the borrowers past and current payment performance, and this information is used to estimate expected losses over the 12-month emergence period. The performance of first-lien loans ahead of our junior-lien loans is available to use as part of our updated score process. The LGD factor considers analysis of the type of collateral and the relative LTV ratio. Credit scores, models, analyses, and other factors used to determine both the PD and LGD factors are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in loss mitigation or credit origination strategies, and adjustments to the reserve factors are made as needed.

The general reserve consists of the economic reserve and risk-profile reserve components. The economic reserve component considers the potential impact of changing market and economic conditions on portfolio performance. The risk-profile component considers items unique to our structure, policies, processes, and portfolio composition, as well as qualitative measurements and assessments of the loan portfolios including, but not limited to, management quality, concentrations, portfolio composition, industry comparisons, and internal review functions.

The estimate for the AULC is determined using the same procedures and methodologies as used for the ALLL. The loss factors used in the AULC are the same as the loss factors used in the ALLL while also considering a historical utilization of unused commitments. The AULC is reflected in accrued expenses and other liabilities in the Unaudited Condensed Consolidated Balance Sheet.

The ACL is increased through a provision for credit losses that is charged to earnings, based on Management’s quarterly evaluation of the factors previously mentioned, and is reduced by charge-offs, net of recoveries, and the ACL associated with securitized or sold loans. Management did not substantially change any material aspect of the overall approach in the determination of either the ALLL or AULC, and there were no material changes in assumptions or estimation techniques compared with prior periods that impacted the determination of the current period’s ALLL and AULC.

12

The following table presents ALLL and AULC activity by portfolio segment for the three-month and six-month periods ended June 30, 2012 and 2011: (1)

	Commercial	Commercial		Home	Residential	Other
	and Industrial	Real Estate	Automobile	Equity	Mortgage	Consumer	Total
(dollar amounts in thousands)

Three-month period ended June 30, 2012: (1)

ALLL balance, beginning of period	$246,026	$339,494	$36,552	$168,898	$89,129	$32,970	$913,069
Loan charge-offs	(23,718)	(35,747)	(4,999)	(23,083)	(11,903)	(8,642)	(108,092)
Recoveries of loans previously charged-off	8,040	6,569	4,550	2,038	1,117	1,533	23,847
Provision for loan and lease losses	50,200	(4,925)	(1,446)	(12,291)	886	4,052	36,476
Allowance for loans sold or transferred to loans held for sale	—	—	(4,440)	—	(1,214)	—	(5,654)

ALLL balance, end of period	$280,548	$305,391	$30,217	$135,562	$78,015	$29,913	$859,646
AULC balance, beginning of period	$42,276	$5,780	$—	$2,108	$1	$769	$50,934
Provision for unfunded loan commitments and letters of credit	568	(555)	—	82	3	(54)	44

AULC balance, end of period	$42,844	$5,225	$—	$2,190	$4	$715	$50,978

ACL balance, end of period	$323,392	$310,616	$30,217	$137,752	$78,019	$30,628	$910,624

Six-month period ended June 30, 2012: (1)

ALLL balance, beginning of period	$275,367	$388,706	$38,282	$143,873	$87,194	$31,406	$964,828
Loan charge-offs	(57,224)	(57,149)	(12,609)	(48,348)	(23,648)	(17,074)	(216,052)
Recoveries of loans previously charged-off	13,051	17,465	9,082	3,574	2,292	3,351	48,815
Provision for loan and lease losses	49,354	(43,631)	597	36,463	13,391	12,230	68,404
Allowance for loans sold or transferred to loans held for sale	—	—	(5,135)	—	(1,214)	—	(6,349)

ALLL balance, end of period	$280,548	$305,391	$30,217	$135,562	$78,015	$29,913	$859,646

AULC balance, beginning of period	$39,658	$5,852	$—	$2,134	$1	$811	$48,456
Provision for unfunded loan commitments and letters of credit	3,186	(627)	—	56	3	(96)	2,522

AULC balance, end of period	$42,844	$5,225	$—	$2,190	$4	$715	$50,978

ACL balance, end of period	$323,392	$310,616	$30,217	$137,752	$78,019	$30,628	$910,624

(1)	In accordance with ASC 805, no allowance for credit losses was recorded for the loans acquired in the FDIC-assisted Fidelity Bank acquisition.

13

	Commercial	Commercial		Home	Residential	Other
	and Industrial	Real Estate	Automobile	Equity	Mortgage	Consumer	Total
(dollar amounts in thousands)

Three-month period ended June 30, 2011:

ALLL balance, beginning of period	$299,563	$511,068	$50,862	$149,371	$96,741	$25,621	$1,133,226
Loan charge-offs	(28,230)	(40,723)	(6,877)	(27,359)	(17,330)	(8,182)	(128,701)
Recoveries of loans previously charged-off	9,526	13,128	4,622	1,918	875	1,098	31,167
Provision for loan and lease losses	157	(19,599)	6,821	22,514	20,220	6,835	36,948
Allowance for loans sold or transferred to loans held for sale	—	—	—	—	(1,514)	—	(1,514)

ALLL balance, end of period	$281,016	$463,874	$55,428	$146,444	$98,992	$25,372	$1,071,126

AULC balance, beginning of period	$30,706	$8,433	$—	$2,241	$1	$830	$42,211
Provision for unfunded loan commitments and letters of credit	635	(1,801)	—	8	—	7	(1,151)

AULC balance, end of period	$31,341	$6,632	$—	$2,249	$1	$837	$41,060

ACL balance, end of period	$312,357	$470,506	$55,428	$148,693	$98,993	$26,209	$1,112,186

Six-month period ended June 30, 2011:

ALLL balance, beginning of period	$340,614	$588,251	$49,488	$150,630	$93,289	$26,736	$1,249,008
Loan charge-offs	(81,965)	(117,371)	(16,852)	(55,682)	(40,351)	(15,487)	(327,708)
Recoveries of loans previously charged-off	21,070	22,093	9,885	3,526	4,964	3,553	65,091
Provision for loan and lease losses	1,297	(29,099)	12,907	47,970	42,604	10,570	86,249
Allowance for loans sold or transferred to loans held for sale	—	—	—	—	(1,514)	—	(1,514)

ALLL balance, end of period	$281,016	$463,874	$55,428	$146,444	$98,992	$25,372	$1,071,126

AULC balance, beginning of period	$32,726	$6,158	$—	$2,348	$1	$894	$42,127
Provision for unfunded loan commitments and letters of credit	(1,385)	474	—	(99)	—	(57)	(1,067)

AULC balance, end of period	$31,341	$6,632	$—	$2,249	$1	$837	$41,060

ACL balance, end of period	$312,357	$470,506	$55,428	$148,693	$98,993	$26,209	$1,112,186

Any loan in any portfolio may be charged-off prior to the policies described below if a loss confirming event has occurred. Loss confirming events include, but are not limited to, bankruptcy (unsecured), continued delinquency, foreclosure, or receipt of an asset valuation indicating a collateral deficiency and that asset is the sole source of repayment.

C&I and CRE loans are either charged-off or written down to net realizable value at 90-days past due. Automobile loans and other consumer loans are charged-off at 120-days past due. First-lien and junior-lien home equity loans are charged-off to the estimated fair value of the collateral, less anticipated selling costs, at 150-days past due and 120-days past due, respectively. Residential mortgages are charged-off to the estimated fair value of the collateral, less anticipated selling costs, at 150-days past due.

14

Credit Quality Indicators

To facilitate the monitoring of credit quality for C&I and CRE loans, and for purposes of determining an appropriate ACL level for these loans, Huntington utilizes the following categories of credit grades:

Pass = Higher quality loans that do not fit any of the other categories described below.

OLEM = Potentially weak loans. The credit risk may be relatively minor yet represent a risk given certain specific circumstances. If the potential weaknesses are not monitored or mitigated, the loan may weaken or inadequately protect Huntington’s position in the future.

Substandard = Inadequately protected loans by the borrower’s ability to repay, equity, and/or the collateral pledged to secure the loan. These loans have identified weaknesses that could hinder normal repayment or collection of the debt. It is likely Huntington will sustain some loss if any identified weaknesses are not mitigated.

Doubtful = Loans that have all of the weaknesses inherent in those loans classified as Substandard, with the added elements of the full collection of the loan is improbable and that the possibility of loss is high.

The categories above, which are derived from standard regulatory rating definitions, are assigned upon initial approval of the loan or lease and subsequently updated as appropriate.

Commercial loans categorized as OLEM, Substandard, or Doubtful are considered Criticized loans. Commercial loans categorized as Substandard or Doubtful are also considered Classified loans.

For all classes within all consumer loan portfolios, each loan is assigned a specific PD factor that is generally based on the borrower’s most recent credit bureau score (FICO), which we update quarterly. A FICO credit bureau score is a credit score developed by Fair Isaac Corporation based on data provided by the credit bureaus. The FICO credit bureau score is widely accepted as the standard measure of consumer credit risk used by lenders, regulators, rating agencies, and consumers. The higher the FICO credit bureau score, the higher likelihood of repayment and therefore, an indicator of lower credit risk.

15

The following table presents each loan and lease class by credit quality indicator at June 30, 2012, and December 31, 2011:

	June 30, 2012
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,822,996	$102,504	$260,205	$1,020	$4,186,725
Purchased impaired	1,051	15,967	40,830	27	57,875
Other commercial and industrial	11,475,884	166,148	432,578	2,640	12,077,250
Total commercial and industrial	$15,299,931	$284,619	$733,613	$3,687	$16,321,850

Commercial real estate:
Retail properties	$1,300,320	$54,694	$272,353	$—	$1,627,367
Multi family	869,938	34,528	67,693	162	972,321
Office	888,164	35,844	94,158	4	1,018,170
Industrial and warehouse	622,314	7,486	61,770	—	691,570
Purchased impaired	5,507	45,926	84,076	129	135,638
Other commercial real estate	1,188,881	64,241	209,405	116	1,462,643
Total commercial real estate	$4,875,124	$242,719	$789,455	$411	$5,907,709

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,487,741	$2,084,794	$634,529	$84,365	$5,291,429	(3)

Home equity:
Secured by first-lien	$2,427,346	$1,387,435	$317,207	$18,695	$4,150,683
Secured by junior-lien	2,034,628	1,580,078	575,773	2,668	4,193,147
Total home equity	$4,461,974	$2,967,513	$892,980	$21,363	$8,343,830

Residential mortgage:
Residential mortgage	$2,641,238	$1,805,850	$708,150	$110,001	$5,265,239
Purchased impaired	357	1,357	475	166	2,355
Total residential mortgage	$2,641,595	$1,807,207	$708,625	$110,167	$5,267,594	(4)

Other consumer:
Other consumer	$174,380	$185,857	$70,368	$23,847	$454,452
Purchased impaired	-	232	300	100	632
Total other consumer	$174,380	$186,089	$70,668	$23,947	$455,084

	December 31, 2011
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,624,103	$101,897	$285,561	$1,195	$4,012,756
Other commercial and industrial	10,108,946	145,963	425,882	5,824	10,686,615
Total commercial and industrial	$13,733,049	$247,860	$711,443	$7,019	$14,699,371

Commercial real estate:
Retail properties	$1,191,471	$122,337	$271,675	$—	$1,585,483
Multi family	801,717	48,094	93,449	285	943,545
Office	896,230	67,050	61,476	108	1,024,864
Industrial and warehouse	649,165	9,688	70,621	68	729,542
Other commercial real estate	1,112,751	110,276	318,479	769	1,542,275
Total commercial real estate	$4,651,334	$357,445	$815,700	$1,230	$5,825,709

16

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,635,082	$2,276,990	$707,141	$88,233	$5,707,446	(5)
Home equity:
Secured by first-lien	2,196,566	1,287,444	329,670	1,899	3,815,579
Secured by junior-lien	2,119,292	1,646,117	625,298	9,127	4,399,834
Residential mortgage	2,454,401	1,752,409	723,377	298,089	5,228,276
Other consumer	185,333	206,749	83,431	22,055	497,568

(1)	Reflects currently updated customer credit scores.
(2)	Reflects deferred fees and costs, loans in process, loans to legal entities, etc.
(3)	Includes $1,483,749 thousand of loans reflected as loans held for sale.
(4)	Includes $144,567 thousand of loans reflected as loans held for sale.
(5)	Includes $1,250,000 thousand of loans reflected as loans held for sale.

17

Impaired Loans

For all classes within the C&I and CRE portfolios, all loans with an outstanding balance of $1.0 million or greater are evaluated on a quarterly basis for impairment. Generally, consumer loans within any class are not individually evaluated on a regular basis for impairment. All TDRs, regardless of the outstanding balance amount, are also considered to be impaired. Also, loans acquired with evidence of deterioration of credit quality since origination for which it is probable, at acquisition, that all contractually required payments will not be collected are also considered to be impaired.

Once a loan has been identified for an assessment of impairment, the loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. This determination requires significant judgment and use of estimates, and the eventual outcome may differ significantly from those estimates.

When a loan in any class has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount. When the contractual interest rate is variable, the effective interest rate of the loan changes over time. A specific reserve is established as a component of the ALLL when a loan has been determined to be impaired. Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan's expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, Huntington recalculates the impairment and appropriately adjusts the specific reserve. Similarly, if Huntington measures impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral dependent loan, Huntington will adjust the specific reserve.

When a loan within any class is impaired, the accrual of interest income is discontinued unless the receipt of principal and interest is no longer in doubt. Interest income on TDRs is accrued when all principal and interest is expected to be collected under the post-modification terms. Cash receipts received on nonaccruing impaired loans within any class are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

The following tables present the balance of the ALLL attributable to loans by portfolio segment individually and collectively evaluated for impairment and the related loan and lease balance at June 30, 2012, and December 31, 2011:

18

	Commercial	Commercial			Residential	Other
	and Industrial	Real Estate	Automobile	Home Equity	Mortgage	Consumer	Total

ALLL at June 30, 2012:
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans purchased with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—
Attributable to loans individually evaluated for impairment	17,797	49,200	937	1,239	12,347	341	81,861
Attributable to loans collectively evaluated for impairment	262,751	256,191	29,280	134,323	65,668	29,572	777,785
Total ALLL balance	$280,548	$305,391	$30,217	$135,562	$78,015	$29,913	$859,646

Loans and Leases at June 30, 2012:
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans purchased with deteriorated credit quality	$57,875	$135,638	$—	$—	$2,355	$632	$196,500
Attributable to loans individually evaluated for impairment	119,650	355,920	34,460	67,371	327,300	3,151	907,852
Attributable to loans collectively evaluated for impairment	16,144,325	5,416,151	3,773,220	8,276,459	4,793,372	451,301	38,854,828
Total loans evaluated for impairment (1)	$16,321,850	$5,907,709	$3,807,680	$8,343,830	$5,123,027	$455,084	$39,959,180

19

	Commercial and Industrial	Commercial Real Estate	Automobile	Home Equity	Residential Mortgage	Other Consumer	Total

ALLL at December 31, 2011
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans individually evaluated for impairment	$30,613	$55,306	$1,393	$1,619	$16,091	$530	$105,552
Attributable to loans collectively evaluated for impairment	244,754	333,400	36,889	142,254	71,103	30,876	859,276
Total ALLL balance:	$275,367	$388,706	$38,282	$143,873	$87,194	$31,406	$964,828

Loans and Leases at December 31, 2011:
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans individually evaluated for impairment	$153,724	$387,402	$36,574	$52,593	$335,768	$6,220	$972,281
Attributable to loans collectively evaluated for impairment	14,545,647	5,438,307	4,420,872	8,162,820	4,892,508	491,348	37,951,502
Total loans evaluated for impairment	$14,699,371	$5,825,709	$4,457,446	$8,215,413	$5,228,276	$497,568	$38,923,783

20

The following tables present by class the ending, unpaid principal balance, and the related ALLL, along with the average balance and interest income recognized only for loans and leases individually evaluated for impairment: (1), (2)

				Three Months Ended		Six Months Ended
	June 30, 2012			June 30, 2012		June 30, 2012
		Unpaid			Interest		Interest
	Ending	Principal	Related	Average	Income	Average	Income
(dollar amounts in thousands)	Balance	Balance (5)	Allowance	Balance	Recognized	Balance	Recognized

With no related allowance recorded:
Commercial and industrial:
Owner occupied	$5,240	$16,451	$—	$8,038	$36	$5,614	$60
Purchased impaired	57,875	82,114	—	70,641	832	70,641	832
Other commercial and industrial	4,981	4,983	—	11,114	162	8,196	255
Total commercial and industrial	$68,096	$103,548	$—	$89,793	$1,030	$84,451	$1,147

Commercial real estate:
Retail properties	$51,090	$54,559	$—	$54,861	$722	$51,532	$1,476
Multi family	5,946	6,089	—	6,033	96	6,112	193
Office	9,670	14,943	—	4,010	27	2,598	52
Industrial and warehouse	6,395	7,495	—	6,799	100	7,178	206
Purchased impaired	135,638	211,667	—	174,299	1,950	174,299	1,950
Other commercial real estate	18,628	38,015	—	16,113	125	18,067	273
Total commercial real estate	$227,367	$332,768	$—	$262,115	$3,020	$259,786	$4,150

Home equity:
Secured by first-lien	$—	$—	$—	$—	$—	$—	$—
Secured by junior-lien	—	—	—	—	—	—	—
Total home equity	$—	$—	$—	$—	$—	$—	$—

Residential mortgage:
Residential mortgage	$—	$—	$—	$—	$—	$—	$—
Purchased impaired	2,355	4,338	—	4,805	34	4,805	34
Total residential mortgage	$2,355	$4,338	$—	$4,805	$34	$4,805	$34

Other consumer
Other consumer	$—	$—	$—	$—	$—	$—	$—
Purchased impaired	632	935	—	864	9	864	9
Total other consumer	$632	$935	$—	$864	$9	$864	$9

With an allowance recorded:
Commercial and industrial: (3)
Owner occupied	$35,386	$45,480	$5,504	$33,400	$293	$38,411	$695
Purchased impaired	—	—	—	—	—	—	—
Other commercial and industrial	74,043	98,632	12,293	86,688	627	87,909	1,482
Total commercial and industrial	$109,429	$144,112	$17,797	$120,088	$920	$126,320	$2,177

Commercial real estate: (4)
Retail properties	$127,718	$157,655	$28,871	$118,628	$906	$121,163	$3,185
Multi family	28,160	33,756	4,681	25,288	206	31,312	828
Office	7,840	8,734	1,683	17,218	51	20,167	158
Industrial and warehouse	23,013	31,289	2,282	22,596	74	24,547	353
Purchased impaired	—	—	—	—	—	—	—
Other commercial real estate	77,460	91,743	11,683	75,986	456	77,907	1,618
Total commercial real estate	$264,191	$323,177	$49,200	$259,716	$1,693	$275,096	$6,142

Automobile	$34,460	$34,460	$937	$34,991	$794	$35,518	$1,616

Home equity:
Secured by first-lien	$51,238	$51,238	$527	$47,568	$561	$43,659	$1,040
Secured by junior-lien	16,133	16,133	712	15,919	222	16,196	437
Total home equity	$67,371	$67,371	$1,239	$63,487	$783	$59,855	$1,477

Residential mortgage (6):
Residential mortgage	$327,300	$355,214	$12,347	$325,842	$2,866	$329,151	$5,803
Purchased impaired	—	—	—	—	—	—	—
Total residential mortgage	$327,300	$355,214	$12,347	$325,842	$2,866	$329,151	$5,803

Other consumer:
Other consumer	$3,151	$3,151	$341	$3,748	$26	$4,572	$59
Purchased impaired	—	—	—	—	—	—	—
Total other consumer	$3,151	$3,151	$341	$3,748	$26	$4,572	$59

21

	December 31, 2011
		Unpaid
	Ending	Principal	Related
(dollar amounts in thousands)	Balance	Balance (5)	Allowance

With no related allowance recorded:
Commercial and industrial:
Owner occupied	$—	$—	$—
Other commercial and industrial	—	—	—
Total commercial and industrial	$—	$—	$—

Commercial real estate:
Retail properties	$43,970	$45,192	$—
Multi family	6,292	6,435	—
Office	1,191	1,261	—
Industrial and warehouse	8,163	9,945	—
Other commercial real estate	22,396	38,401	—
Total commercial real estate	$82,012	$101,234	$—

With an allowance recorded:
Commercial and industrial:
Owner occupied	$53,613	$77,205	$7,377
Other commercial and industrial	100,111	117,469	23,236
Total commercial and industrial	$153,724	$194,674	$30,613

Commercial real estate:
Retail properties	$129,396	$161,596	$30,363
Multi family	38,154	45,138	4,753
Office	23,568	42,287	2,832
Industrial and warehouse	29,435	47,373	3,136
Other commercial real estate	84,837	119,212	14,222
Total commercial real estate	$305,390	$415,606	$55,306

Automobile	$36,574	$36,574	$1,393
Home equity:
Secured by first-lien	35,842	35,842	626
Secured by junior-lien	16,751	16,751	993
Residential mortgage	335,768	361,161	16,091
Other consumer	6,220	6,220	530

(1)	These tables do not include loans fully charged-off.
(2)	All automobile, home equity, residential mortgage, and other consumer impaired loans included in these tables are considered impaired due to their status as a TDR.
(3)	At June 30, 2012, $40,280 thousand of the $109,429 thousand commercial and industrial loans with an allowance recorded were considered impaired due to their status as a TDR.
(4)	At June 30, 2012, $33,105 thousand of the $264,191 thousand commercial real estate loans with an allowance recorded were considered impaired due to their status as a TDR.
(5)	The differences between the ending balance and unpaid principal balance amounts represent partial charge-offs.
(6)	At June 30, 2012, $16,946 thousand of the $327,300 thousand residential mortgages loans with an allowance recorded were guaranteed by the U.S. government.

22

TDR Loans

TDRs are modified loans where a concession was provided to a borrower experiencing financial difficulties. Loan modifications are considered TDRs when the concessions provided are not available to the borrower through either normal channels or other sources. However, not all loan modifications are TDRs.

TDR Concession Types

The Company’s standards relating to loan modifications consider, among other factors, minimum verified income requirements, cash flow analysis, and collateral valuations. Each potential loan modification is reviewed individually and the terms of the loan are modified to meet a borrower’s specific circumstances at a point in time. Commercial loan modifications, including those classified as TDRs, are reviewed and approved by our SAD. The types of concessions provided to borrowers include:

•	Interest rate reduction: A reduction of the stated interest rate to a nonmarket rate for the remaining original life of the debt.

•	Amortization or maturity date change beyond what the collateral supports, including any of the following:

(1)	Lengthens the amortization period of the amortized principal beyond market terms. This concession reduces the minimum monthly payment and increases the amount of the balloon payment at the end of the term of the loan. Principal is generally not forgiven.
(2)	Reduces the amount of loan principal to be amortized. This concession also reduces the minimum monthly payment and increases the amount of the balloon payment at the end of the term of the loan. Principal is generally not forgiven.
(3)	Extends the maturity date or dates of the debt beyond what the collateral supports. This concession generally applies to loans without a balloon payment at the end of the term of the loan.

•	Other: A concession that is not categorized as one of the concessions described above. These concessions include, but are not limited to: principal forgiveness, collateral concessions, covenant concessions, and reduction of accrued interest. Principal forgiveness may result from any TDR modification of any concession type. However, the aggregate amount of principal forgiven as a result of loans modified as TDRs during the three-month ended June 30, 2012, was not significant.

TDRs by Loan Type

Following is a description of TDRs by the different loan types:

Commercial loan TDRs – Commercial accruing TDRs often result from loans receiving a concession with terms that are not considered a market transaction to Huntington. The TDR remains in accruing status as long as the customer is less than 90-days past due on payments per the restructured loan terms and no loss is expected.

Commercial nonaccrual TDRs result from either: (1) an accruing commercial TDR being placed on nonaccrual status, or (2) a workout where an existing commercial NAL is restructured and a concession was given. At times, these workouts restructure the NAL so that two or more new notes are created. The primary note is underwritten based upon our normal underwriting standards and is sized so projected cash flows are sufficient to repay contractual principal and interest. The terms on the secondary note(s) vary by situation, and may include notes that defer principal and interest payments until after the primary note is repaid. Creating two or more notes often allows the borrower to continue a project or weather a temporary economic downturn and allows Huntington to right-size a loan based upon the current expectations for a borrower’s or project’s performance.

Our strategy involving TDR borrowers includes working with these borrowers to allow them to refinance elsewhere, as well as allow them time to improve their financial position and remain our customer through refinancing their notes according to market terms and conditions in the future.  A refinancing or modification of a loan occurs when either the loan matures according to the terms of the TDR-modified agreement or the borrower requests a change to the loan agreements. At that time, the loan is evaluated to determine if it is creditworthy. It is subjected to the normal underwriting standards and processes for other similar credit extensions, both new and existing.

In accordance with ASC 310-20-35, the refinanced note is evaluated to determine if it is considered a new loan or a continuation of the prior loan.  A new loan is considered for removal of the TDR designation, whereas a continuation of the prior note requires a continuation of the TDR designation.  In order for a TDR designation to be removed, the borrower must no longer be experiencing financial difficulties and the terms of the refinanced loan must not represent a concession.

23

Residential Mortgage loan TDRs – Residential mortgage TDRs represent loan modifications associated with traditional first-lien mortgage loans in which a concession has been provided to the borrower. The primary concessions given to residential mortgage borrowers are amortization or maturity date changes and interest rate reductions. Residential mortgages identified as TDRs involve borrowers unable to refinance their mortgages through the Company’s normal mortgage origination channels or through other independent sources. Some, but not all, of the loans may be delinquent.

Automobile, Home Equity, and Other Consumer loan TDRs – The Company may make similar interest rate, term, and principal concessions as with residential mortgage loan TDRs.

TDR Impact on Credit Quality

Huntington’s ALLL is largely driven by updated risk ratings assigned to commercial loans, updated borrower credit scores on consumer loans, and borrower delinquency history in both the commercial and consumer portfolios. These updated risk ratings and credit scores consider the default history of the borrower, including payment redefaults. As such, the provision for credit losses is impacted primarily by changes in borrower payment performance rather than the TDR classification. TDRs can be classified as either accrual or nonaccrual loans. Nonaccrual TDRs are included in NALs whereas accruing TDRs are excluded from NALs as it is probable that all contractual principal and interest due under the restructured terms will be collected.

TDR concessions and classification may reduce the ALLL within certain classes, specifically the C&I and CRE portfolios. The reduction is derived from the type of concessions given to the borrowers and the resulting application of the transaction reserve calculation within the ALLL.  Our TDRs may include multiple concessions and the disclosure classifications are based on the primary concession provided to the borrower. The majority of our concessions for C&I and CRE loans during the period are situations in which we extended the maturity date which is normally coupled with an increase in the interest rate (in these cases, the primary concession is the maturity date extension).

The transaction reserve for non-TDR loans is calculated based upon several estimated probability factors, such as PD and LGD, both of which were previously discussed above.  Upon the occurrence of a TDR in our C&I and CRE portfolios, the transaction reserve is measured based on the estimation of the probable discounted future cash flows expected to be collected on the modified loan in accordance with ASC 310-10.  The resulting TDR ALLL calculation often results in a minimal or zero ALLL amount because (1) it is probable all cash flows will be collected and, (2) due to the rate increase, the discounting of the cash flows on the modified loan, using the pre-modification interest rate, exceeds the carrying value of the loan.

However, TDR concessions and classification may increase the ALLL to certain loans, such as consumer loans.  The concessions made to these loans often include interest rate reductions, and therefore, the TDR ALLL calculation results in a greater ALLL compared with the non-TDR calculation as the reserve is measured based on the estimation of the probable discounted cash flows expected to be collected on the modified loan in accordance with ASC 310-10. The resulting TDR ALLL calculation often results in a higher ALLL amount because (1) it may not be probable all cash flows will be collected and, (2) due to the rate decrease, the discounting of the cash flows on the modified loan, using the pre-modification interest rate, indicates it is not probable that all cash flows will be collected.

Commercial loan TDRs – In instances where the bank substantiates that it will collect its outstanding balance in full, the note is considered for return to accrual status upon the borrower sustaining sufficient cash flows for a six-month period of time. This six-month period could extend before or after the restructure date. If a charge-off was taken as part of the restructuring, any interest or principal payments received on that note are applied to first reduce the bank’s outstanding book balance and then to recoveries of charged-off principal, unpaid interest, and/or fee expenses.

Residential Mortgage, Automobile, Home Equity, and Other Consumer loan TDRs – Modified loans identified as TDRs are aggregated into pools for analysis. Cash flows and weighted average interest rates are used to calculate impairment at the pooled-loan level. Once the loans are aggregated into the pool, they continue to be classified as TDRs until contractually repaid or charged-off.

Residential mortgage loans not guaranteed by a U.S. government agency such as the FHA, VA, and the USDA, including TDR loans, are reported as accrual or nonaccrual based upon delinquency status. Nonaccrual TDRs are those that are greater than 150-days contractually past due. Loans guaranteed by U.S. government organizations continue to accrue interest upon delinquency.

The following tables present by class and by the reason for the modification, the number of contracts, post-modification outstanding balance, and the net change in ALLL resulting from the modification for the three-month and six-month periods ending June 30, 2012:

24

	New Troubled Debt Restructurings During The
	Three-Month Period Ended June 30, 2012 (1), (2)
		Post-modification
		Outstanding	Net change in
	Number of	Ending	ALLL resulting
(dollar amounts in thousands)	Contracts	Balance	from modification

C&I - Owner occupied:

Interest rate reduction	4	$1,187	$(1)
Amortization or maturity date change	30	8,312	861
Other	4	1,260	(114)
Total C&I - Owner occupied	38	$10,759	$746

C&I - Other commercial and industrial:

Interest rate reduction	11	$3,750	$247
Amortization or maturity date change	43	19,554	822
Other	3	1,500	176
Total C&I - Other commercial and industrial	57	$24,804	$1,245

CRE - Retail properties:

Interest rate reduction	4	$3,232	$1,243
Amortization or maturity date change	5	1,292	109
Other	—	—	—
Total CRE - Retail properties	9	$4,524	$1,352

CRE - Multi family:

Interest rate reduction	—	$—	$—
Amortization or maturity date change	3	196	20
Other	2	5,586	517
Total CRE - Multi family	5	$5,782	$537

CRE - Office:

Interest rate reduction	—	$—	$—
Amortization or maturity date change	2	1,576	584
Other	—	—	—
Total CRE - Office	2	$1,576	$584

CRE - Industrial and warehouse:

Interest rate reduction	—	$—	$—
Amortization or maturity date change	3	1,335	(171)
Other	—	—	—
Total CRE - Industrial and Warehouse	3	$1,335	$(171)

CRE - Other commercial real estate:

Interest rate reduction	7	$2,037	$300
Amortization or maturity date change	14	5,877	427
Other	—	—	—
Total CRE - Other commercial real estate	21	$7,914	$727

Automobile:

Interest rate reduction	8	$91	$2
Amortization or maturity date change	428	2,904	(18)
Other	—	—	—
Total Automobile	436	$2,995	$(16)

Residential mortgage:

Interest rate reduction	3	$6,133	$(49)
Amortization or maturity date change	143	19,039	688
Other	—	—	—
Total Residential mortgage	146	$25,172	$639

First-lien home equity:

Interest rate reduction	63	$7,389	$1,182
Amortization or maturity date change	11	1,263	(1)
Other	—	—	—
Total First-lien home equity	74	$8,652	$1,181

Junior-lien home equity:

Interest rate reduction	15	$544	$85
Amortization or maturity date change	5	264	(1)
Other	—	—	—
Total Junior-lien home equity	20	$808	$84

Other consumer:

Interest rate reduction	1	$44	$4
Amortization or maturity date change	6	268	26
Other	—	—	—
Total Other consumer	7	$312	$30

25

	New Troubled Debt Restructurings During The
	Six-Month Period Ended June 30, 2012 (1), (2)
		Post-modification
		Outstanding	Net change in
	Number of	Ending	ALLL resulting
(dollar amounts in thousands)	Contracts	Balance	from modification

C&I - Owner occupied:

Interest rate reduction	14	$4,968	$(962)
Amortization or maturity date change	47	11,034	769
Other	8	2,771	116
Total C&I - Owner occupied	69	$18,773	$(77)

C&I - Other commercial and industrial:

Interest rate reduction	17	$5,066	$293
Amortization or maturity date change	71	24,010	814
Other	18	31,002	(2,690)
Total C&I - Other commercial and industrial	106	$60,078	$(1,583)

CRE - Retail properties:

Interest rate reduction	8	$6,027	$1,241
Amortization or maturity date change	10	3,050	91
Other	—	—	—
Total CRE - Retail properties	18	$9,077	$1,332

CRE - Multi family:

Interest rate reduction	2	$334	$(5)
Amortization or maturity date change	13	1,697	(54)
Other	6	7,617	393
Total CRE - Multi family	21	$9,648	$334

CRE - Office:

Interest rate reduction	3	$2,116	$363
Amortization or maturity date change	2	1,576	584
Other	3	306	—
Total CRE - Office	8	$3,998	$947

CRE - Industrial and warehouse:

Interest rate reduction	1	$3,000	$4
Amortization or maturity date change	6	2,772	(107)
Other	—	—	—
Total CRE - Industrial and Warehouse	7	$5,772	$(103)

CRE - Other commercial real estate:

Interest rate reduction	7	$2,037	$300
Amortization or maturity date change	28	52,553	1,827
Other	2	9,435	(1,601)
Total CRE - Other commercial real estate	37	$64,025	$526

Automobile:

Interest rate reduction	21	$220	$4
Amortization or maturity date change	900	6,280	(43)
Other	—	—	—
Total Automobile	921	$6,500	$(39)

Residential mortgage:

Interest rate reduction	4	$6,166	$(49)
Amortization or maturity date change	205	26,092	934
Other	—	—	—
Total Residential mortgage	209	$32,258	$885

First-lien home equity:

Interest rate reduction	130	$15,003	$2,480
Amortization or maturity date change	26	2,897	(5)
Other	—	—	—
Total First-lien home equity	156	$17,900	$2,475

Junior-lien home equity:

Interest rate reduction	37	$1,476	$217
Amortization or maturity date change	19	872	(17)
Other	—	—	—
Total Junior-lien home equity	56	$2,348	$200

Other consumer:

Interest rate reduction	5	$163	$13
Amortization or maturity date change	11	328	29
Other	—	—	—
Total Other consumer	16	$491	$42

(1)	Post-modification balances approximate pre-modification balances. The aggregate amount of charge-offs as a result of a restructuring are not significant.
(2)	TDRs may include multiple concessions and the disclosure classifications are based on the primary concession provided to the borrower.

26

All classes within the C&I and CRE portfolios are considered as redefaulted at 90-days past due. Automobile loans and other consumer loans are considered as redefaulted at 120-days past due. Residential mortgage loans are considered as redefaulted at 150-days past due. The first-lien and junior-lien home equity portfolios are considered as redefaulted at 150-days past due and 120-days past due, respectively.

The following tables present TDRs modified within the previous twelve months that have subsequently redefaulted during the three-month and six-month periods ended June 30, 2012:

	Troubled Debt Restructurings That Have Redefaulted
	Within One Year Of Modification During The
	Three-Month Period Ended June 30, 2012(1)
	Number of	Ending
(dollar amounts in thousands)	Contracts	Balance

C&I - Owner occupied:

Interest rate reduction	—	$—
Amortization or maturity date change	5	472
Other	—	—
Total C&I - Owner occupied	5	$472

C&I - Other commercial and industrial:

Interest rate reduction	3	$529
Amortization or maturity date change	7	494
Other	1	97
Total C&I - Other commercial and industrial	11	$1,120

CRE - Retail Properties:

Interest rate reduction	—	$—
Amortization or maturity date change	1	151
Other	—	—
Total CRE - Retail properties	1	$151

CRE - Multi family:

Interest rate reduction	—	$—
Amortization or maturity date change	1	119
Other	—	—
Total CRE - Multi family	1	$119

CRE - Office:

Interest rate reduction	—	$—
Amortization or maturity date change	—	—
Other	—	—
Total CRE - Office	—	$—

CRE - Industrial and Warehouse:

Interest rate reduction	—	$—
Amortization or maturity date change	—	—
Other	—	—
Total CRE - Industrial and Warehouse	—	$—

CRE - Other commercial real estate:

Interest rate reduction	1	$917
Amortization or maturity date change	1	118
Other	—	—
Total CRE - Other commercial real estate	2	$1,035

Automobile:

Interest rate reduction	1	$—
Amortization or maturity date change	43	—
Other	—	—
Total Automobile	44	$—	(2)

Residential mortgage:

Interest rate reduction	1	$29
Amortization or maturity date change	38	5,742
Other	4	417
Total Residential mortgage	43	$6,188

First-lien home equity:

Interest rate reduction	1	$54
Amortization or maturity date change	—	—
Other	—	—
Total First-lien home equity	1	$54

Junior-lien home equity:

Interest rate reduction	1	$98
Amortization or maturity date change	1	65
Other	—	—
Total Junior-lien home equity	2	$163

Other consumer:

Interest rate reduction	—	$—
Amortization or maturity date change	3	—
Other	—	—
Total Other consumer	3	$—	(3)

27

	Troubled Debt Restructurings That Have Redefaulted
	Within One Year Of Modification During The (1)
	Six-Month Period Ended June 30, 2012(1)
	Number of	Ending
(dollar amounts in thousands)	Contracts	Balance

C&I - Owner occupied:

Interest rate reduction	1	$1,011
Amortization or maturity date change	6	653
Other	—	—
Total C&I - Owner occupied	7	$1,664

C&I - Other commercial and industrial:

Interest rate reduction	3	$529
Amortization or maturity date change	9	638
Other	3	459
Total C&I - Other commercial and industrial	15	$1,626

CRE - Retail Properties:

Interest rate reduction	—	$—
Amortization or maturity date change	2	375
Other	—	—
Total CRE - Retail properties	2	$375

CRE - Multi family:

Interest rate reduction	2	$1,399
Amortization or maturity date change	1	119
Other	—	—
Total CRE - Multi family	3	$1,518

CRE - Office:

Interest rate reduction	—	$—
Amortization or maturity date change	—	—
Other	—	—
Total CRE - Office	—	$—

CRE - Industrial and Warehouse:

Interest rate reduction	—	$—
Amortization or maturity date change	—	—
Other	—	—
Total CRE - Industrial and Warehouse	—	$—

CRE - Other commercial real estate:

Interest rate reduction	1	$917
Amortization or maturity date change	4	670
Other	—	—
Total CRE - Other commercial real estate	5	$1,587

Automobile:

Interest rate reduction	3	$—
Amortization or maturity date change	103	—
Other	—	—
Total Automobile	106	$—	(4)

Residential mortgage:

Interest rate reduction	1	$29
Amortization or maturity date change	58	8,444
Other	4	417
Total Residential mortgage	63	$8,890

First-lien home equity:

Interest rate reduction	9	$821
Amortization or maturity date change	1	14
Other	—	—
Total First-lien home equity	10	$835

Junior-lien home equity:

Interest rate reduction	2	$112
Amortization or maturity date change	2	80
Other	—	—
Total Junior-lien home equity	4	$192

Other consumer:

Interest rate reduction	1	$—
Amortization or maturity date change	3	—
Other	—	—
Total Other consumer	4	$—	(5)

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(1)	Subsequent default is defined as a payment redefault within 12 months of the restructuring date. Payment default is defined as 90-days past due for C&I and CRE loans; 120 days past due for automobile, junior-lien home equity, and other consumer loans; and 150 days past due for residential mortgage and first-lien home equity loans. Any loan may be considered to be in payment redefault prior to the guidelines noted above when collection of principal or interest is in doubt.
(2)	Automobile loans are charged-off at time of subsequent redefault. During the three-month period ended June 30, 2012, $241 thousand of total automobile loans were charged-off at the time of subsequent redefault.
(3)	Other consumer loans are charged-off at time of subsequent redefault. During the three-month period ended June 30, 2012, $9 thousand of total other consumer loans were charged-off at the time of subsequent redefault.
(4)	Automobile loans are charged-off at time of subsequent redefault. During the six-month period ended June 30, 2012, $646 thousand of total automobile loans were charged-off at the time of subsequent redefault.
(5)	Other consumer loans are charged-off at time of subsequent redefault. During the six-month period ended June 30, 2012, $62 thousand of total other consumer loans were charged-off at the time of subsequent redefault.

Pledged Loans and Leases

At June 30, 2012, the Bank has access to the Federal Reserve’s discount window and advances from the FHLB – Cincinnati and the FHLB – Indianapolis. As of June 30, 2012, these borrowings and advances are secured by $18.4 billion of loans and securities.

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4. AVAILABLE-FOR-SALE AND OTHER Securities

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of available-for-sale and other securities at June 30, 2012 and December 31, 2011:

	June 30, 2012		December 31, 2011
	Amortized		Amortized
(dollar amounts in thousands)	Cost	Fair Value	Cost	Fair Value
U.S. Treasury:
Under 1 year	$—	$—	$—	$—
1-5 years	51,446	52,180	51,773	52,672
6-10 years	509	538	509	532
Over 10 years	—	—	—	—
Total U.S. Treasury	51,955	52,718	52,282	53,204
Federal agencies: mortgage-backed securities:
Under 1 year	3	3	—	—
1-5 years	201,011	202,701	218,410	219,055
6-10 years	439,964	451,257	400,105	409,521
Over 10 years	4,467,222	4,540,056	3,760,108	3,836,316
Total Federal agencies: mortgage-backed securities	5,108,200	5,194,017	4,378,623	4,464,892
Other agencies:
Under 1 year	1,247	1,284	101,346	101,656
1-5 years	610,968	624,625	611,047	620,639
6-10 years	53,349	54,836	12,333	13,249
Over 10 years	15,000	15,000	—	—
Total other agencies	680,564	695,745	724,726	735,544
Total U.S. Government backed agencies	5,840,719	5,942,480	5,155,631	5,253,640
Municipal securities:
Under 1 year	—	—	—	—
1-5 years	182,086	186,353	186,250	190,228
6-10 years	114,392	121,314	98,801	104,857
Over 10 years	70,894	71,994	109,811	112,641
Total municipal securities	367,372	379,661	394,862	407,726
Private-label CMO:
Under 1 year	—	—	—	—
1-5 years	—	—	—	—
6-10 years	9,254	9,325	11,740	11,783
Over 10 years	65,246	57,820	72,858	60,581
Total private-label CMO	74,500	67,145	84,598	72,364
Asset-backed securities:
Under 1 year	3,253	3,249	—	—
1-5 years	619,571	625,053	644,080	646,315
6-10 years	250,635	254,465	197,940	199,075
Over 10 years	309,067	177,693	258,270	121,698
Total asset-backed securities (1)	1,182,526	1,060,460	1,100,290	967,088
Covered bonds:
Under 1 year	—	—	—	—
1-5 years	282,814	287,649	510,937	504,045
6-10 years	—	—	—	—
Over 10 years	—	—	—	—
Total covered bonds	282,814	287,649	510,937	504,045
Corporate debt:
Under 1 year	1,501	1,528	501	518
1-5 years	463,162	464,069	383,909	379,657
6-10 years	97,293	99,095	148,896	148,708
Over 10 years	10,162	9,953	—	—
Total corporate debt	572,118	574,645	533,306	528,883
Other:
Under 1 year	3,150	3,143	1,900	1,900
1-5 years	750	750	2,250	2,234
6-10 years	—	—	—	—
Over 10 years	—	—	—	—
Non-marketable equity securities	296,034	296,034	286,515	286,515
Marketable equity securities	54,471	54,811	53,665	53,619
Total other	354,405	354,738	344,330	344,268
Total available-for-sale and other securities	$8,674,454	$8,666,778	$8,123,954	$8,078,014

(1) Amounts at June 30, 2012 and December 31, 2011 include automobile asset backed securities with a fair value of $67 million and $145 million, respectively, which meet the eligibility requirements for the Term Asset-Backed Securities Loan Facility, or "TALF," administered by the Federal Reserve Bank of New York.

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Other securities at June 30, 2012 and December 31, 2011 include $165.6 million of stock issued by the FHLB of Cincinnati, $3.5 million and none, respectively, of stock issued by the FHLB of Indianapolis, and $126.9 million and $120.9 million, respectively, of Federal Reserve Bank stock. Other securities also include corporate debt and marketable equity securities. Non-marketable equity securities are valued at amortized cost. At June 30, 2012 and December 31, 2011, Huntington did not have any material equity positions in FNMA or FHLMC.

The following tables provide amortized cost, fair value, and gross unrealized gains and losses recognized in accumulated other comprehensive income by investment category at June 30, 2012 and December 31, 2011.

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
June 30, 2012
U.S. Treasury	$51,955	$763	$—	$52,718
Federal agencies:
Mortgage-backed securities	5,108,200	88,436	(2,619)	5,194,017
Other agencies	680,564	15,200	(19)	695,745
Total U.S. Government backed securities	5,840,719	104,399	(2,638)	5,942,480
Municipal securities	367,372	12,289	—	379,661
Private-label CMO	74,500	955	(8,310)	67,145
Asset-backed securities	1,182,526	9,413	(131,479)	1,060,460
Covered bonds	282,814	4,835	—	287,649
Corporate debt	572,118	6,303	(3,776)	574,645
Other securities	354,405	468	(135)	354,738
Total available-for-sale and other securities	$8,674,454	$138,662	$(146,338)	$8,666,778

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2011
U.S. Treasury	$52,282	$922	$—	$53,204
Federal agencies:
Mortgage-backed securities	4,378,623	88,266	(1,997)	4,464,892
Other agencies	724,726	10,821	(3)	735,544
Total U.S. Government backed securities	5,155,631	100,009	(2,000)	5,253,640
Municipal securities	394,862	12,889	(25)	407,726
Private-label CMO	84,598	347	(12,581)	72,364
Asset-backed securities	1,100,290	3,925	(137,127)	967,088
Covered bonds	510,937	860	(7,752)	504,045
Corporate debt	533,306	891	(5,314)	528,883
Other securities	344,330	219	(281)	344,268
Total available-for-sale and other securities	$8,123,954	$119,140	$(165,080)	$8,078,014

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The following tables provide detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities have been in a continuous loss position, at June 30, 2012 and December 31, 2011.

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
June 30, 2012
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies:
Mortgage-backed securities	441,849	(2,619)	—	—	441,849	(2,619)
Other agencies	1,509	(19)	—	—	1,509	(19)
Total U.S. Government backed securities	443,358	(2,638)	—	—	443,358	(2,638)
Municipal securities	229	—	—	—	229	—
Private-label CMO	—	—	50,081	(8,310)	50,081	(8,310)
Asset-backed securities	55,203	(48)	115,260	(131,431)	170,463	(131,479)
Covered bonds	—	—	—	—	—	—
Corporate debt	89,663	(1,542)	242,766	(2,234)	332,429	(3,776)
Other securities	—	—	1,947	(135)	1,947	(135)
Total temporarily impaired securities	$588,453	$(4,228)	$410,054	$(142,110)	$998,507	$(146,338)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2011
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies:
Mortgage-backed securities	417,614	(1,997)	—	—	417,614	(1,997)
Other agencies	3,070	(3)	—	—	3,070	(3)
Total U.S. Government backed securities	420,684	(2,000)	—	—	420,684	(2,000)
Municipal securities	6,667	(1)	7,311	(24)	13,978	(25)
Private-label CMO	11,613	(48)	51,039	(12,533)	62,652	(12,581)
Asset-backed securities	252,671	(547)	113,663	(136,580)	366,334	(137,127)
Covered bonds	363,694	(7,214)	14,684	(538)	378,378	(7,752)
Corporate debt	237,401	(3,652)	198,338	(1,662)	435,739	(5,314)
Other securities	1,984	(16)	—	(265)	1,984	(281)
Total temporarily impaired securities	$1,294,714	$(13,478)	$385,035	$(151,602)	$1,679,749	$(165,080)

The following table is a summary of realized securities gains and losses for the three-month and six-month periods ended June 30, 2012 and 2011:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Gross gains on sales of securities	$704	$9,623	$1,483	$16,358
Gross (losses) on sales of securities	(101)	(7,934)	(256)	(10,464)
Net gain on sales of securities	$603	$1,689	$1,227	$5,894

Alt-A Mortgage-Backed, Pooled-Trust-Preferred, and Private-Label CMO Securities

Our three highest risk segments of our investment portfolio are the Alt-A mortgage-backed, pooled-trust-preferred, and private-label CMO portfolios. The Alt-A mortgage-backed securities and pooled-trust-preferred securities are in the asset-backed securities portfolio. The performance of the underlying securities in each of these segments continued to reflect the economic environment. Each of these securities in these three segments is subjected to a rigorous review of its projected cash flows. These reviews are supported with analysis from independent third parties.

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The following table presents the credit ratings for our Alt-A mortgage-backed, pooled-trust-preferred, and private label CMO securities as of June 30, 2012:

Credit Ratings of Selected Investment Securities (1)
(dollar amounts in thousands)
	Amortized		Average Credit Rating of Fair Value Amount
	Cost	Fair Value	AAA	AA +/-	A +/-	BBB +/-	<BBB-
Private-label CMO securities	$74,500	$67,145	$—	$—	$20,575	$5,104	$41,466
Alt-A mortgage-backed securities	52,711	46,442	—	28,460	—	—	17,982
Pooled-trust-preferred securities	198,357	73,233	—	—	20,819	—	52,414
Total at June 30, 2012	$325,568	$186,820	$—	$28,460	$41,394	$5,104	$111,862
Total at December 31, 2011	$342,867	$194,062	$1,045	$23,353	$52,935	$6,858	$109,871

(1)	Credit ratings reflect the lowest current rating assigned by a nationally recognized credit rating agency.

Negative changes to the above credit ratings would generally result in an increase of our risk-weighted assets, and a reduction to our regulatory capital ratios.

The following table summarizes the relevant characteristics of our pooled-trust-preferred securities portfolio, which are included in asset-backed securities, at June 30, 2012. Each security is part of a pool of issuers and supports a more senior tranche of securities except for the I-Pre TSL II, and MM Comm III securities which are the most senior class.

Trust Preferred Securities Data

June 30, 2012

(dollar amounts in thousands)							Actual
							Deferrals	Expected
							and	Defaults
						# of Issuers	Defaults	as a % of
					Lowest	Currently	as a % of	Remaining
		Amortized	Fair	Unrealized	Credit	Performing/	Original	Performing	Excess
Deal Name	Par Value	Cost	Value	Loss (2)	Rating (3)	Remaining (4)	Collateral	Collateral	Subordination (5)
Alesco II (1)	$41,646	$30,876	$9,291	$(21,585)	C	31/36	11%	16%	—%
Alesco IV (1)	21,293	8,243	388	(7,855)	C	30/42	19	25	—
ICONS	20,000	20,000	11,842	(8,158)	BB	25/26	3	15	52
I-Pre TSL II	31,262	31,179	20,818	(10,361)	A	24/25	3	13	73
MM Comm III	7,402	7,072	3,767	(3,305)	CC	5/10	7	13	33
Pre TSL IX (1)	5,000	3,955	1,278	(2,677)	C	33/48	26	14	7
Pre TSL X (1)	18,058	9,915	4,536	(5,379)	C	34/53	39	20	—
Pre TSL XI (1)	25,758	22,600	6,107	(16,493)	C	42/63	29	19	—
Pre TSL XIII (1)	28,642	22,703	6,135	(16,568)	C	39/63	37	32	—
Reg Diversified (1)	25,500	6,908	301	(6,607)	D	23/44	46	20	—
Soloso (1)	12,500	3,906	691	(3,215)	C	41/65	29	18	—
Tropic III	31,000	31,000	8,079	(22,921)	CC	23/43	39	27	32
Total	$268,061	$198,357	$73,233	$(125,124)

(1)	Security was determined to have OTTI. As such, the book value is net of recorded credit impairment.
(2)	The majority of securities have been in a continuous loss position for 12 months or longer.
(3)	For purposes of comparability, the lowest credit rating expressed is equivalent to Fitch ratings even where the lowest rating is based on another nationally recognized credit rating agency.
(4)	Includes both banks and/or insurance companies.
(5)	Excess subordination percentage represents the additional defaults in excess of both current and projected defaults that the CDO can absorb before the bond experiences credit impairment. Excess subordinated percentage is calculated by (a) determining what percentage of defaults a deal can experience before the bond has credit impairment, and (b) subtracting from this default breakage percentage both total current and expected future default percentages.

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Security Impairment

Huntington evaluates its available-for-sale securities portfolio on a quarterly basis for indicators of OTTI. Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at period-end. Management reviews the amount of unrealized loss, the length of time the security has been in an unrealized loss position, the credit rating history, market trends of similar security classes, time remaining to maturity, and the source of both interest and principal payments to identify securities which could potentially be impaired. OTTI is considered to have occurred; (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover all contractually required principal and interest payments.

For securities that Huntington does not expect to sell or it is not more likely than not to be required to sell, the OTTI is separated into credit and noncredit components. A discounted cash flow analysis, which includes evaluating the timing of the expected cash flows, is completed for all debt securities subject to credit impairment. The measurement of the credit loss component is equal to the difference between the debt security’s cost basis and the present value of its expected future cash flows discounted at the security’s effective yield. The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income. The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit-related and, therefore, are recognized in OCI. Huntington believes that it will fully collect the carrying value of securities on which noncredit-related impairment has been recognized in OCI. Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities which Huntington does expect to sell, or if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis, all OTTI is recognized in earnings. Presentation of OTTI is made in the Condensed Consolidated Statements of Income on a gross basis with a reduction for the amount of OTTI recognized in OCI. Once an OTTI is recorded, when future cash flows can be reasonably estimated, future cash flows are re-allocated between interest and principal cash flows to provide for a level-yield on the security.

Huntington applied the related OTTI guidance on the debt security types listed below.

Alt-A mortgage-backed and private-label CMO securities are collateralized by first-lien residential mortgage loans. The securities are valued by a third party specialist using a discounted cash flow approach and proprietary pricing model. The model uses inputs such as estimated prepayment speeds, losses, recoveries, default rates that are implied by the underlying performance of collateral in the structure or similar structures, discount rates that are implied by market prices for similar securities, collateral structure types, and house price depreciation / appreciation rates that are based upon macroeconomic forecasts.

Pooled-trust-preferred securities are CDOs backed by a pool of debt securities issued by financial institutions. The collateral generally consists of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. A full cash flow analysis is used to estimate fair values and assess impairment for each security within this portfolio. A third party specialist with direct industry experience in pooled-trust-preferred security evaluations is engaged to provide assistance estimating the fair value and expected cash flows on this portfolio. The full cash flow analysis is completed by evaluating the relevant credit and structural aspects of each pooled-trust-preferred security in the portfolio, including collateral performance projections for each piece of collateral in the security and terms of the security’s structure. The credit review includes an analysis of profitability, credit quality, operating efficiency, leverage, and liquidity using available financial and regulatory information for each underlying collateral issuer. The analysis also includes a review of historical industry default data, current/near term operating conditions, and the impact of macroeconomic and regulatory changes.  Using the results of our analysis, we estimate appropriate default and recovery probabilities for each piece of collateral then estimate the expected cash flows for each security. The cumulative probability of default ranges from a low of 1% to 100%.

Many collateral issuers have the option of deferring interest payments on their debt for up to five years.  For issuers who are deferring interest, assumptions are made regarding the issuers ability to resume interest payments and make the required principal payment at maturity; the cumulative probability of default for these issuers currently ranges from 1% to 100%, and a 10% recovery assumption.  The fair value of each security is obtained by discounting the expected cash flows at a market discount rate, ranging from LIBOR plus 5.25% to LIBOR plus 17.00% as of 2012.  The market discount rate is determined by reference to yields observed in the market for similarly rated collateralized debt obligations, specifically high-yield collateralized loan obligations.  The relatively high market discount rate is reflective of the uncertainty of the cash flows and illiquid nature of these securities.  The large differential between the fair value and amortized cost of some of the securities reflects the high market discount rate and the expectation that the majority of the cash flows will not be received until near the final maturity of the security (the final maturities range from 2032 to 2035).

For the three-month and six-month periods ended June 30, 2012 and 2011, the following table summarizes by security type, total OTTI losses recognized in the Unaudited Condensed Consolidated Statements of Income for securities evaluated for impairment as described above.

34

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Available-for-sale and other securities:
Alt-A Mortgage-backed	$—	$(58)	$—	$(230)
Pooled-trust-preferred	—	—	—	(3,207)
Private label CMO	(248)	(124)	(1,485)	(910)
Total debt securities	(248)	(182)	(1,485)	(4,347)
Equity securities	(5)	—	(5)	—
Total available-for-sale and other securities	$(253)	$(182)	$(1,490)	$(4,347)

The following table rolls forward the OTTI amounts recognized in earnings on debt securities held by Huntington for the three-month and six-month periods ended June 30, 2012 and 2011 as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Balance, beginning of period	$56,904	$58,701	$56,764	$54,536
Reductions from sales/maturities	—	(4,481)	(1,097)	(4,481)
Credit losses not previously recognized	—	—	—	—
Additional credit losses	248	182	1,485	4,347
Balance, end of period	$57,152	$54,402	$57,152	$54,402

The fair values of these assets have been impacted by various market conditions. The unrealized losses were primarily the result of wider liquidity spreads on asset-backed securities and increased market volatility on non-agency mortgage and asset-backed securities that are collateralized by certain mortgage loans. In addition, the expected average lives of the asset-backed securities backed by trust-preferred securities have been extended, due to changes in the expectations of when the underlying securities would be repaid. The contractual terms and / or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington does not intend to sell, nor does it believe it will be required to sell these securities until the fair value is recovered, which may be maturity and; therefore, does not consider them to be other-than-temporarily impaired at June 30, 2012.

As of June 30, 2012, Management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment and concluded no additional OTTI is required.

5. HELD-TO-MATURITY Securities

These are debt securities that Huntington has the intent and ability to hold until maturity. The debt securities are carried at amortized cost and adjusted for amortization of premiums and accretion of discounts using the interest method.

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of held-to-maturity securities at June 30, 2012 and December 31, 2011.

	June 30, 2012		December 31, 2011
	Amortized	Fair	Amortized
(dollar amounts in thousands)	Cost	Value	Cost	Fair Value
Federal agencies: mortgage-backed securities:
Under 1 year	$—	$—	$—	$—
1-5 years	—	—	—	—
6-10 years	—	—	—	—
Over 10 years	598,385	623,302	640,551	660,186
Total Federal agencies: mortgage-backed securities	598,385	623,302	640,551	660,186
Total U.S. Government backed agencies	598,385	623,302	640,551	660,186
Total held-to-maturity securities	$598,385	$623,302	$640,551	$660,186

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The following table provides amortized cost, gross unrealized gains and losses, and fair value by investment category at June 30, 2012 and December 31, 2011:

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
June 30, 2012
Federal Agencies:
Mortgage-backed securities	$598,385	$24,917	$—	$623,302
Total U.S. Government
backed securities	598,385	24,917	—	623,302
Total held-to-maturity securities	$598,385	$24,917	$—	$623,302

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2011
Federal Agencies:
Mortgage-backed securities	$640,551	$19,652	$(17)	$660,186
Total U.S. Government
backed securities	640,551	19,652	(17)	660,186
Total held-to-maturity securities	$640,551	$19,652	$(17)	$660,186

Security Impairment

Huntington evaluates the held-to-maturity securities portfolio on a quarterly basis for impairment. Impairment would exist when the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis at the balance sheet date. Under these circumstances, any OTTI would be recognized in earnings. As of June 30, 2012, Management has evaluated all held-to-maturity securities and concluded no OTTI existed in the portfolio.

6. Loan sales and Securitizations

Residential Mortgage Loans

The following table summarizes activity relating to residential mortgage loans sold with servicing retained for the three-month and six-month periods ended June 30, 2012 and 2011:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Residential mortgage loans sold with servicing retained	$850,215	$492,015	$1,856,300	$1,749,518
Pretax gains resulting from above loan sales (1)	24,713	12,565	53,654	45,244

(1) Recorded in other noninterest income.

A MSR is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. At initial recognition, the MSR asset is established at its fair value using assumptions consistent with assumptions used to estimate the fair value of existing MSRs. At the time of initial capitalization, MSRs are recorded using either the fair value method or the amortization method. The election of the fair value method or amortization method is made at the time each servicing asset is established and is based upon Management’s forward assumptions regarding interest rates. MSRs are included in accrued income and other assets. Any increase or decrease in the fair value of MSRs carried under the fair value method, as well as amortization or impairment of MSRs recorded using the amortization method, during the period is recorded as an increase or decrease in mortgage banking income, which is reflected in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

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The following tables summarize the changes in MSRs recorded using either the fair value method or the amortization method for the three-month and six-month periods ended June 30, 2012 and 2011:

	Three Months Ended		Six Months Ended
Fair Value Method:	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Fair value, beginning of period	$62,454	$119,207	$65,001	$125,679
Change in fair value during the period due to:
Time decay (1)	(793)	(1,390)	(1,649)	(2,764)
Payoffs (2)	(4,253)	(4,528)	(8,292)	(10,400)
Changes in valuation inputs or assumptions (3)	(12,347)	(8,292)	(9,999)	(7,518)
Fair value, end of period:	$45,061	$104,997	$45,061	$104,997

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.
(2)	Represents decrease in value associated with loans that paid off during the period.
(3)	Represents change in value resulting primarily from market-driven changes in interest rates and prepayment spreads.

	Three Months Ended		Six Months Ended
Amortization Method:	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Carrying value, beginning of period	$85,895	$83,352	$72,434	$70,516
New servicing assets created	8,069	4,525	18,356	19,978
Impairment (charge) / recovery	(6,665)	—	893	—
Amortization and other	(4,063)	(3,135)	(8,447)	(5,752)
Carrying value, end of period	$83,236	$84,742	$83,236	$84,742
Fair value, end of period	$83,320	$95,829	$83,320	$95,829

MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.

A summary of key assumptions and the sensitivity of the MSR value at June 30, 2012, and December 31, 2011, to changes in these assumptions follows:

	June 30, 2012				December 31, 2011
			Decline in fair value due to				Decline in fair value due to
			10%	20%			10%	20%
			adverse	adverse			adverse	adverse
(dollar amounts in thousands)	Actual		change	change	Actual		change	change
Constant prepayment rate	19.30%		$(3,060)	$(6,025)	20.11%		$(4,720)	$(9,321)
Spread over forward interest rate swap rates	1,229	bps	(1,641)	(3,282)	650	bps	(1,511)	(3,023)

MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments. Huntington hedges the value of certain MSRs against changes in value attributable to changes in interest rates using a combination of derivative instruments and trading securities.

Total servicing fees included in mortgage banking income amounted to $11.6 million and $12.4 million for the three-month periods ended June 30, 2012 and 2011, respectively. For the six-month periods ended June 30, 2012 and 2011, servicing fees totaled $23.4 million and $25.0 million, respectively.

Automobile Loans and Leases

In the 2012 first quarter, automobile loans totaling $1.3 billion were transferred to a trust in a securitization transaction in exchange for $1.3 billion of net proceeds. The securitization and resulting sale of all underlying securities qualified for sale accounting. As a result of this transaction, Huntington recognized a $23.0 million gain which is reflected in other noninterest income on the Condensed Consolidated Statement of Income and recorded a $19.9 million servicing asset which is reflected in accrued income and other assets on the Condensed Consolidated Balance Sheet.

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In preparation of completing a securitization in the second half of 2012, $1.3 billion of automobile loans were transferred from the automobile loan portfolio to loans held for sale during the 2012 second quarter. At June 30, 2012, and through the date of this filing, the Company has not yet identified the specific loans that would be securitized or finalized terms of the securitization.

Huntington has retained servicing responsibilities on sold automobile loans and receives annual servicing fees and other ancillary fees on the outstanding loan balances. Automobile loan servicing rights are accounted for using the amortization method. A servicing asset is established at fair value at the time of the sale. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.

Changes in the carrying value of automobile loan servicing rights for the three-month and six-month periods ended June 30, 2012, and 2011, and the fair value at the end of each period were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Carrying value, beginning of period	$30,780	$69	$13,377	$97
New servicing assets created	—	—	19,883	—
Amortization and other (1)	(4,043)	(20)	(6,523)	(48)
Carrying value, end of period	$26,737	$49	$26,737	$49

Fair value, end of period	$27,596	$159	$27,596	$159

Servicing income, net of amortization of capitalized servicing assets, amounted to $2.1 million and $0.3 million for the three-month periods ending June 30, 2012, and 2011, respectively. For the six-month periods ending June 30, 2012, and 2011, servicing income, net of amortization of capitalized serving assets, amounted to $3.3 million and $0.7 million, respectively.

7. Goodwill and Other Intangible Assets

A rollforward of goodwill by business segment for the first six-month period of 2012 was as follows:

	Retail &	Regional &
	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands)	Banking	Banking	AFCRE	WGH	Other	Consolidated
Balance, beginning of period	$286,824	$16,169	$—	$98,951	$42,324	$444,268
Adjustments	—	—	—	—	—	—
Balance, end of period	$286,824	$16,169	$—	$98,951	$42,324	$444,268

Goodwill is not amortized but is evaluated for impairment on an annual basis at October 1 of each year or whenever events or changes in circumstances indicate the carrying value may not be recoverable. No events or changes in circumstances since the October 1, 2011, annual impairment test were noted that would indicate it was more likely than not a goodwill impairment existed.

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At June 30, 2012, and December 31, 2011, Huntington’s other intangible assets consisted of the following:

	Gross			Net
	Carrying		Accumulated	Carrying
(dollar amounts in thousands)	Amount		Amortization	Value

June 30, 2012
Core deposit intangible	$384,210	(1)	$(282,892)	$101,318
Customer relationship	104,574		(46,999)	57,575
Other	25,164		(24,862)	302
Total other intangible assets	$513,948		$(354,753)	$159,195

December 31, 2011
Core deposit intangible	$376,846		$(263,410)	$113,436
Customer relationship	104,574		(43,052)	61,522
Other	25,164		(24,820)	344
Total other intangible assets	$506,584		$(331,282)	$175,302

(1) Includes $7,364 thousand related to the FDIC-assisted acquisition of Fidelity Bank on March 30, 2012.

The estimated amortization expense of other intangible assets for the remainder of 2012 and the next five years is as follows:

(dollar amounts	Amortization
in thousands)	Expense

2012	$24,254
2013	41,994
2014	37,136
2015	20,832
2016	7,475
2017	6,851

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8. OTHER COMPREHENSIVE INCOME

The components of other comprehensive income for the three-month and six-month periods ended June 30, 2012 and 2011, were as follows:

	Three Months Ended
	June 30, 2012
	Tax (Expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$(713)	$250	$(463)
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	4,575	(1,661)	2,914
Less: Reclassification adjustment for net losses (gains) included in net income	(350)	123	(227)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	3,512	(1,288)	2,224

Net change in unrealized holding gains (losses) on available-for-sale equity securities	44	(15)	29

Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	23,211	(8,117)	15,094
Less: Reclassification adjustment for net losses (gains) losses included in net income	1,932	(683)	1,249
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	25,143	(8,800)	16,343

Change in pension and post-retirement benefit plan assets and liabilities	4,990	(1,747)	3,243

Total other comprehensive income	$33,689	$(11,850)	$21,839

	Three Months Ended
	June 30, 2011
	Tax (Expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$1,400	$(490)	$910
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	95,468	(33,242)	62,226
Less: Reclassification adjustment for net losses (gains) included in net income	(1,507)	527	(980)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	95,361	(33,205)	62,156

Net change in unrealized holding gains (losses) on available-for-sale equity securities	(18)	6	(12)

Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	34,460	(12,060)	22,400
Less: Reclassification adjustment for net losses (gains) losses included in net income	(8,869)	3,103	(5,766)
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	25,591	(8,957)	16,634

Change in pension and post-retirement benefit plan assets and liabilities	4,000	(1,400)	2,600

Total other comprehensive income	$124,934	$(43,556)	$81,378

	Six Months Ended
	June 30, 2012
	Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$6,252	$(2,188)	$4,064
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	31,362	(11,223)	20,139
Less: Reclassification adjustment for net losses (gains) included in net income	263	(92)	171
Net change in unrealized holding gains (losses) on available-for-sale debt securities	37,877	(13,503)	24,374

Net change in unrealized holding gains (losses) on available-for-sale equity securities	387	(135)	252

Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	(16,457)	5,759	(10,698)
Less: Reclassification adjustment for net losses (gains) losses included in net income	26,725	(9,353)	17,372
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	10,268	(3,594)	6,674

Change in pension and post-retirement benefit plan assets and liabilities	9,979	(3,493)	6,486

Total other comprehensive income	$58,511	$(20,725)	$37,786

40

	Six Months Ended
	June 30, 2011
	Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	15,441	(5,404)	10,037
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	89,743	(31,266)	58,477
Less: Reclassification adjustment for net losses (gains) included in net income	(1,547)	541	(1,006)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	103,637	(36,129)	67,508

Net change in unrealized holding gains (losses) on available-for-sale equity securities	52	(19)	33

Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	(4,236)	1,494	(2,742)
Less: Reclassification adjustment for net losses (gains) losses included in net income	7,640	(2,686)	4,954
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	3,404	(1,192)	2,212

Change in pension and post-retirement benefit plan assets and liabilities	8,000	(2,800)	5,200

Total other comprehensive income	$115,093	$(40,140)	$74,953

Activity in accumulated other comprehensive income (loss), net of tax, for the six-month periods ended June 30, 2012 and 2011, were as follows:

(dollar amounts in thousands)	Unrealized gains and (losses) on debt securities (1)	Unrealized gains and (losses) on equity securities	Unrealized gains and (losses) on cash flow hedging derivatives	Unrealized gains (losses) for pension and other post- retirement obligations	Total
Balance, December 31, 2010	$(101,290)	$(427)	$35,710	$(131,489)	$(197,496)
Period change	67,508	33	2,212	5,200	74,953
Balance, June 30, 2011	$(33,782)	$(394)	$37,922	$(126,289)	$(122,543)

Balance, December 31, 2011	$(29,267)	$(30)	$40,898	$(185,364)	$(173,763)
Period change	24,374	252	6,674	6,486	37,786
Balance, June 30, 2012	$(4,893)	$222	$47,572	$(178,878)	$(135,977)

(1) Amount at June 30, 2012 includes $0.2 million of net unrealized gains on securities transferred from the available-for-sale securities portfolio to the held-to-maturity securities portfolio. The net unrealized gains will be recognized in earnings over the remaining life of the security using the effective interest method.

9. SHAREHOLDERS’ EQUITY

Share Repurchase Program

On March 14, 2012, Huntington Bancshares Incorporated announced that the Federal Reserve did not object to Huntington's proposed capital actions included in Huntington's capital plan submitted to the Federal Reserve in January of this year. These actions included the potential repurchase of up to $182 million of common stock and a continuation of Huntington's current common dividend through the first quarter of 2013. Huntington's board of directors authorized a share repurchase program consistent with Huntington’s capital plan. During the 2012 second quarter, Huntington repurchased a total of 6.4 million shares at a weighted average share price of $6.26. Huntington did not repurchase any shares during 2011.

10. Earnings Per Share

Basic earnings per share is the amount of earnings (adjusted for dividends declared on preferred stock) available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units and awards, distributions from deferred compensation plans, and the conversion of Huntington’s convertible preferred stock. Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. For diluted earnings per share, net income available to common shares can be affected by the conversion of Huntington’s convertible preferred stock. Where the effect of this conversion would be dilutive, net income available to common shareholders is adjusted by the associated preferred dividends and deemed dividend. The calculation of basic and diluted earnings per share for each of the three-month and six-month periods ended June 30, 2012 and 2011, was as follows:

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	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands, except per share amounts)	2012	2011	2012	2011

Basic earnings per common share:
Net income	$152,706	$145,918	$305,976	$272,364
Preferred stock dividends	(7,984)	(7,704)	(16,033)	(15,407)
Net income available to common shareholders	$144,722	$138,214	$289,943	$256,957
Average common shares issued and outstanding	862,261	863,358	863,380	863,358
Basic earnings per common share	$0.17	$0.16	$0.34	$0.30

Diluted earnings per common share
Net income available to common shareholders	$144,722	$138,214	$289,943	$256,957
Effect of assumed preferred stock conversion	—	—	—	—
Net income applicable to diluted earnings per share	$144,722	$138,214	$289,943	$256,957
Average common shares issued and outstanding	862,261	863,358	863,380	863,358
Dilutive potential common shares:
Stock options and restricted stock units and awards	4,075	3,171	3,769	3,084
Shares held in deferred compensation plans	1,215	940	1,208	911
Conversion of preferred stock	—	—	—	—
Dilutive potential common shares:	5,290	4,111	4,977	3,995
Total diluted average common shares issued and outstanding	867,551	867,469	868,357	867,353
Diluted earnings per common share	$0.17	$0.16	$0.33	$0.30

Approximately 17.7 million and 15.3 million options to purchase shares of common stock outstanding at the end of June 30, 2012 and 2011, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $14.27 per share and $19.69 per share at the end of each respective period.

11. SHARE-based Compensation

Huntington sponsors nonqualified and incentive share-based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Compensation costs are included in personnel costs on the Unaudited Condensed Consolidated Statements of Income. Stock options are granted at the closing market price on the date of the grant. Options granted typically vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a term of ten years. All options granted after May 2004 have a term of seven years.

Huntington uses the Black-Scholes option pricing model to value share-based compensation expense. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option. The expected dividend yield is based on the dividend rate and stock price at the date of the grant.

The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted for the three-month and six-month periods ended June 30, 2012 and 2011.

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	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Assumptions
Risk-free interest rate	1.10%	2.20%	1.10%	2.35%
Expected dividend yield	2.36	0.61	2.37	0.59
Expected volatility of Huntington's common stock	35.0	30.0	34.9	31.3
Expected option term (years)	6.0	6.0	6.0	6.0

Weighted-average grant date fair value per share	$1.80	$2.05	$1.79	$2.20

The following table illustrates total share-based compensation expense and related tax benefit for the three-month and six-month periods ended June 30, 2012 and 2011:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Share-based compensation expense	$7,517	$3,898	$12,820	$7,523
Tax benefit	2,501	1,364	4,261	2,633

Huntington’s stock option activity and related information for the six-month period ended June 30, 2012, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(amounts in thousands, except years and per share amounts)	Options	Price	Life (Years)	Value

Outstanding at January 1, 2012	27,205	$11.47
Granted	5,512	6.74
Exercised	(190)	4.06
Forfeited/expired	(1,234)	13.67

Outstanding at June 30, 2012	31,293	$10.59	4.3	$10,294

Vested and expected to vest at June 30, 2012 (1)	29,963	$10.70	4.2	$9,952

Exercisable at June 30, 2012	12,935	$16.72	1.8	$3,630

(1) The number of options expected to vest includes an estimate of expected forfeitures.

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the “in-the-money” option exercise price. For the six-month periods ended June 30, 2012 and June 30, 2011, cash received for the exercises of stock options was $0.8 million and $0.2 million, respectively. The tax benefit realized from stock option exercises was $0.1 million and less than $0.1 million for each respective period.

Huntington also grants restricted stock, restricted stock units, performance share awards and other stock-based awards. Restricted stock units and awards are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period. Restricted stock awards provide the holder with full voting rights and cash dividends during the vesting period. Restricted stock units do not provide the holder with voting rights or cash dividends during the vesting period, but do accrue a dividend equivalent that is paid upon vesting, and are subject to certain service restrictions. Performance share awards are payable contingent upon Huntington achieving certain predefined performance objectives over the three-year measurement period. The fair value of these awards is the closing market price of Huntington’s common stock on the date of award.

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The following table summarizes the status of Huntington's restricted stock units and performance share awards as of June 30, 2012, and activity for the six-month period ended June 30, 2012:

		Weighted-		Weighted-
		Average		Average
	Restricted	Grant Date	Performance	Grant Date
	Stock	Fair Value	Share	Fair Value
(amounts in thousands, except per share amounts)	Units	Per Share	Awards	Per Share
Nonvested at January 1, 2012	7,591	$6.09	—	$—
Granted	2,791	6.70	694	6.77
Vested	(290)	6.86	—	—
Forfeited	(120)	6.28	—	—
Nonvested at June 30, 2012	9,972	$6.23	694	$6.77

The weighted-average grant date fair value of nonvested shares granted for the six-month periods ended June 30, 2012 and 2011, were $6.71 and $7.45, respectively. The total fair value of awards vested was $1.7 million and $2.7 million during the six-month periods ended June 30, 2012, and 2011, respectively. As of June 30, 2012, the total unrecognized compensation cost related to nonvested awards was $41.6 million with a weighted-average expense recognition period of 1.8 years.

During the 2012 second quarter, shareholders approved the Huntington Bancshares Incorporated 2012 Long-Term Incentive Plan which authorized 51 million shares for future grants. Of the remaining 84 million shares of common stock authorized for issuance at June 30, 2012, 42 million were outstanding and 42 million were available for future grants. Huntington issues shares to fulfill stock option exercises and restricted stock units from available authorized shares. At June 30, 2012, Management believes there are adequate authorized shares available to satisfy anticipated stock option exercises and award releases in 2012.

12. Benefit Plans

Huntington sponsors the Plan, a non-contributory defined benefit pension plan covering substantially all employees hired or rehired prior to January 1, 2010. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than the amount deductible under the Internal Revenue Code. There is no required minimum contribution for 2012.

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage. The employer paid portion of the post-retirement health and life insurance plan was eliminated for employees retiring on and after March 1, 2010. Eligible employees retiring on and after March 1, 2010, who elect retiree medical coverage, will pay the full cost of this coverage. Huntington will not provide any employer paid life insurance to employees retiring on and after March 1, 2010. Eligible employees will be able to convert or port their existing life insurance at their own expense under the same terms that are available to all terminated employees.

The following table shows the components of net periodic benefit expense of the Plan and the Post-Retirement Benefit Plan:

	Pension Benefits		Post Retirement Benefits
	Three Months Ended		Three Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Service cost	$6,217	$5,413	$—	$—
Interest cost	7,304	7,518	337	405
Expected return on plan assets	(11,433)	(10,823)	—	—
Amortization of transition asset	(1)	(1)	—	—
Amortization of prior service cost	(1,442)	(1,442)	(338)	(338)
Amortization of gains (losses)	6,740	5,874	(83)	(106)
Settlements	1,750	1,750	—	—
Benefit expense	$9,135	$8,289	$(84)	$(39)

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	Pension Benefits		Post Retirement Benefits
	Six Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Service cost	$12,434	$10,826	$—	$—
Interest cost	14,608	15,036	675	810
Expected return on plan assets	(22,865)	(21,646)	—	—
Amortization of transition asset	(2)	(2)	—	—
Amortization of prior service cost	(2,884)	(2,884)	(676)	(676)
Amortization of gains	13,479	11,748	(166)	(212)
Settlements	3,500	3,500	—	—
Benefit expense	$18,270	$16,578	$(167)	$(78)

The Bank, as trustee, held all Plan assets at June 30, 2012, and December 31, 2011. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	Fair Value
(dollar amounts in thousands)	June 30, 2012		December 31, 2011
Cash	$478	—%	$25	—%
Cash equivalents:
Huntington funds - money market	3,018	1	39,943	7
Fixed income:
Huntington funds - fixed income funds	203,162	37	174,615	32
Equities:
Huntington funds	303,508	55	283,963	53
Huntington common stock	39,964	7	40,424	8
Fair value of plan assets	$550,130	100%	$538,970	100%

Investments of the Plan are accounted for at cost on the trade date and are reported at fair value. All of the Plan’s investments at June 30, 2012, are classified as Level 1 within the fair value hierarchy. In general, investments of the Plan are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investments, it is reasonably possible changes in the values of investments will occur in the near term and such changes could materially affect the amounts reported in the Plan assets.

The investment objective of the Plan is to maximize the return on Plan assets over a long time period, while meeting the Plan obligations. At June 30, 2012, Plan assets were invested 63% in equity investments and 37% in bonds, with an average duration of 3.4 years on bond investments. Although it may fluctuate with market conditions, Management has targeted a long-term allocation of Plan assets of 70% to 50% in equity investments and 30% to 50% in bond investments. The allocation of Plan assets between equity investments and fixed income investments will change from time to time with the allocation to fixed income investments increasing as the funding level increases.

Huntington also sponsors other nonqualified retirement plans, the most significant being the SERP and the SRIP. The SERP provides certain former officers and directors, and the SRIP provides certain current officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law.

Huntington has a defined contribution plan that is available to eligible employees. Huntington matches participant contributions, up to the first 3% of base pay contributed to the Plan. Half of the employee contribution is matched on the 4th and 5th percent of base pay contributed to the Plan.

The following table shows the costs of providing the SERP, SRIP, and defined contribution plans:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in millions)	2012	2011	2012	2011
SERP & SRIP	$0.8	$0.7	$1.7	$1.4
Defined contribution plan	4.1	3.8	8.6	7.5
Benefit cost	$4.9	$4.5	$10.3	$8.9

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13. Fair Values of assets and liabilities

Huntington follows the fair value accounting guidance under ASC 820 and ASC 825.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level valuation hierarchy was established for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Transfers in and out of Level 1, 2, or 3 are recorded at fair value at the beginning of the reporting period.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Mortgage loans held for sale

Huntington elected to apply the fair value option for mortgage loans originated with the intent to sell which are included in loans held for sale. Mortgage loans held for sale are classified as Level 2 and are estimated using security prices for similar product types.

Available-for-sale securities and trading account securities

Securities accounted for at fair value include both the available-for-sale and trading portfolios. Huntington uses prices obtained from third party pricing services and recent trades to determine the fair value of securities. AFS and trading securities are classified as Level 1 using quoted market prices (unadjusted) in active markets for identical securities that Huntington has the ability to access at the measurement date. 1% of the positions in these portfolios are Level 1, and consist of U.S. Treasury securities and money market mutual funds. When quoted market prices are not available, fair values are classified as Level 2 using quoted prices for similar assets in active markets, quoted prices of identical or similar assets in markets that are not active, and inputs that are observable for the asset, either directly or indirectly, for substantially the full term of the financial instrument. 96% of the positions in these portfolios are Level 2, and consist of U.S. Government and agency debt securities, agency mortgage backed securities, asset-backed securities, municipal securities and other securities. For both Level 1 and Level 2 securities, management uses various methods and techniques to corroborate prices obtained from the pricing service, including reference to dealer or other market quotes, and by reviewing valuations of comparable instruments. If relevant market prices are limited or unavailable, valuations may require significant management judgment or estimation to determine fair value, in which case the fair values are classified as Level 3. 3% of our positions are Level 3, and consist of non-agency ALT-A asset-backed securities, private-label CMO securities, pooled-trust-preferred CDO securities and municipal securities. A significant change in the unobservable inputs for these securities may result in a significant change in the ending fair value measurement of these securities.

For non-agency ALT-A asset-backed securities, private-label CMO securities, and pooled-trust-preferred CDO securities the fair value methodology incorporates values obtained from proprietary discounted cash flow models provided by a third party. The modeling process for the ALT-A asset-backed securities and private-label CMO securities incorporates assumptions management believes market participants would use to value the security under current market conditions. The assumptions used include prepayment projections, credit loss assumptions, and discount rates, which include a risk premium due to liquidity and uncertainty that are based on both observable and unobservable inputs. Huntington validates the reasonableness of the assumptions by comparing the assumptions with market information. Huntington uses the discounted cash flow analysis, in conjunction with other relevant pricing information obtained from third party pricing services or broker quotes to establish the fair value that management believes is representative under current market conditions. The modeling of the fair value of the pooled-trust-preferred CDO's utilizes a similar methodology, with the probability of default ("PD") of each issuer being the most critical input. Management evaluates the PD assumptions provided to the third party pricing service by comparing the current PD to the assumptions used the previous quarter, actual defaults and deferrals in the current period, and trend data on certain financial ratios of the issuers. Huntington also evaluates the assumptions related to discount rates and prepayments. Each quarter, the Company seeks to obtain information on actual trades of securities with similar characteristics to further support our fair value estimates and our underlying assumptions. For purposes of determining fair value at June 30, 2012, the discounted cash flow modeling was the predominant input.

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Huntington utilizes the same processes to determine the fair value of investment securities classified as held-to-maturity for impairment evaluation purposes.

Automobile loans

Effective January 1, 2010, Huntington consolidated an automobile loan securitization that previously had been accounted for as an off-balance sheet transaction. As a result, Huntington elected to account for the automobile loan receivables and the associated notes payable at fair value per guidance supplied in ASC 825, “Financial Instruments”. The automobile loan receivables are classified as Level 3. The key assumptions used to determine the fair value of the automobile loan receivables included projections of expected losses and prepayment of the underlying loans in the portfolio and a market assumption of interest rate spreads. Certain interest rates are available from similarly traded securities while other interest rates are developed internally based on similar asset-backed security transactions in the market.

MSRs

MSRs do not trade in an active market with readily observable prices. Accordingly, the fair value of these assets is classified as Level 3. Huntington determines the fair value of MSRs using an income approach model based upon our month-end interest rate curve and prepayment assumptions. The model, which is operated and maintained by a third party, utilizes assumptions to estimate future net servicing income cash flows, including estimates of time decay, payoffs, and changes in valuation inputs and assumptions. Servicing brokers and other sources of information (e.g. discussion with other mortgage servicers and industry surveys) are used to obtain information on market practice and assumptions. On at least a quarterly basis, third party marks are obtained from at least one service broker. Huntington reviews the valuation assumptions against this market data for reasonableness and adjusts the assumptions if deemed appropriate. Any recommended change in assumptions and / or inputs are presented for review to the Mortgage Price Risk Subcommittee for final approval.

Derivatives

Derivatives classified as Level 1 consist of exchange traded options and forward commitments to deliver mortgage-backed securities which are valued using quoted prices. Asset and liability conversion swaps and options, and interest rate caps are classified as Level 2. These derivative positions are valued using a discounted cash flow method that incorporates current market interest rates. Derivatives classified as Level 3 consist primarily of interest rate lock agreements related to mortgage loan commitments. The determination of fair value includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption. A significant increase or decrease in the external market price would result in a significantly higher or lower fair value measurement.

Securitization trust notes payable

Consists of certain securitization trust notes payable related to the automobile loan receivables measured at fair value. The notes payable are classified as Level 2 and are valued based on interest rates for similar financial instruments.

Assets and Liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis at June 30, 2012 and December 31, 2011 are summarized below:

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	June 30, 2012
Assets
Loans held for sale	$—	$570,189	$—	$—	$570,189

Trading account securities:
U.S. Treasury securities	—	—	—	—	—
Federal agencies: Mortgage-backed	—	3,775	—	—	3,775
Federal agencies: Other agencies	—	—	—	—	—
Municipal securities	—	15,537	—	—	15,537
Other securities	34,007	518	—	—	34,525
	34,007	19,830	—	—	53,837

Available-for-sale and other securities:
U.S. Treasury securities	52,718	—	—	—	52,718
Federal agencies: Mortgage-backed	—	5,194,017	—	—	5,194,017
Federal agencies: Other agencies	—	695,745	—	—	695,745
Municipal securities	—	301,510	78,151	—	379,661
Private-label CMO	—	—	67,145	—	67,145
Asset-backed securities	—	940,786	119,674	—	1,060,460
Covered bonds	—	287,649	—	—	287,649
Corporate debt	—	574,645	—	—	574,645
Other securities	54,812	3,893	—	—	58,705
	107,530	7,998,245	264,970	—	8,370,745

Automobile loans	—	—	210,031	—	210,031

MSRs	—	—	45,061	—	45,061

Derivative assets	4,293	496,263	12,844	(109,647)	403,753

Liabilities
Securitization trust notes payable	—	32,794	—	—	32,794

Derivative liabilities	11,658	258,682	453	(80,720)	190,073

Other liabilities	—	—	—	—	—

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	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	December 31, 2011
Assets
Mortgage loans held for sale	$—	$343,588	$—	$—	$343,588

Trading account securities:
U.S. Treasury securities	—	—	—	—	—
Federal agencies: Mortgage-backed	—	5,541	—	—	5,541
Federal agencies: Other agencies	—	—	—	—	—
Municipal securities	—	8,147	—	—	8,147
Other securities	32,085	126	—	—	32,211
	32,085	13,814	—	—	45,899

Available-for-sale and other securities:
U.S. Treasury securities	53,204	—	—	—	53,204
Federal agencies: Mortgage-backed	—	4,464,892	—	—	4,464,892
Federal agencies: Other agencies	—	735,544	—	—	735,544
Municipal securities	—	312,634	95,092	—	407,726
Private-label CMO	—	—	72,364	—	72,364
Asset-backed securities	—	845,390	121,698	—	967,088
Covered bonds	—	504,045	—	—	504,045
Corporate debt	—	528,883	—	—	528,883
Other securities	53,619	4,134	—	—	57,753
	106,823	7,395,522	289,154	—	7,791,499

Automobile loans	—	—	296,250	—	296,250

MSRs	—	—	65,001	—	65,001

Derivative assets	4,886	485,428	6,770	(94,082)	403,002

Liabilities
Securitization trust notes payable	—	123,039	—	—	123,039

Derivative liabilities	12,245	246,132	6,939	—	265,316

Other liabilities	—	751	—	—	751

(1) Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.

The tables below present a rollforward of the balance sheet amounts for the three-month and six-month periods ended June 30, 2012 and 2011, for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

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	Level 3 Fair Value Measurements
	Three Months Ended June 30, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$62,454	$7,443	$85,447	$70,231	$125,696	$250,774
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(17,393)	5,496	—	(16)	40	(558)
Included in OCI	—	—	—	706	(2,615)	—
Purchases	—	—	—	—	—	—
Sales	—	—	(7,000)	—	—	—
Repayments	—	—	—	—	—	(40,185)
Issues	—	—	—	—	—	—
Settlements	—	(548)	(296)	(3,776)	(3,447)	—
Closing balance	$45,061	$12,391	$78,151	$67,145	$119,674	$210,031

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(17,393)	$4,949	$—	$706	$(2,615)	$(558)

	Level 3 Fair Value Measurements
	Three Months Ended June 30, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$119,207	$(832)	$135,276	$115,546	$165,599	$458,851
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(14,210)	1,411	—	59	9	1,127
Included in OCI	—	—	—	(110)	3,293	—
Purchases	—	—	1,760	—	—	—
Sales	—	—	—	(20,958)	—	—
Repayments	—	—	—	—	—	(59,043)
Issues	—	—	—	—	—	—
Settlements	—	(161)	(13,236)	(5,767)	(3,159)	—
Closing balance	$104,997	$418	$123,800	$88,770	$165,742	$400,935

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(14,210)	$1,250	$—	$(1,164)	$3,293	$1,127

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	Level 3 Fair Value Measurements
	Six Months Ended June 30, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$65,001	$(169)	$95,092	$72,364	$121,698	$296,250
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(19,940)	6,221	—	(1,006)	(136)	(650)
Included in OCI	—	—	—	4,879	5,178	—
Purchases	—	—	—	—	—	—
Sales	—	—	(7,000)	—	—	—
Repayments	—	—	—	—	—	(85,569)
Issues	—	—	—	—	—	—
Settlements	—	6,339	(9,941)	(9,092)	(7,066)	—
Closing balance	$45,061	$12,391	$78,151	$67,145	$119,674	$210,031

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(19,940)	$5,508	$—	$4,879	$5,178	$(650)

	Level 3 Fair Value Measurements
	Six Months Ended June 30, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$125,679	$966	$149,806	$121,925	$162,684	$522,717
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(20,682)	(293)	—	(383)	(3,261)	(1,384)
Included in OCI	—	—	—	3,617	13,590	—
Purchases	—	—	1,760	—	—	—
Sales	—	—	—	(20,958)	—	—
Repayments	—	—	—	—	—	(120,398)
Issues	—	—	—	—	—	—
Settlements	—	(255)	(27,766)	(15,431)	(7,271)	—
Closing balance	$104,997	$418	$123,800	$88,770	$165,742	$400,935

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(20,682)	$(548)	$—	$1,774	$13,590	$(1,384)

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The table below summarizes the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the three-month and six-month periods ended June 30, 2012 and 2011:

	Level 3 Fair Value Measurements
	Three Months Ended June 30, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(17,393)	$5,496	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(249)	—	—
Interest and fee income	—	—	—	233	40	(2,265)
Noninterest income	—	—	—	—	—	1,707
Total	$(17,393)	$5,496	$—	$(16)	$40	$(558)

	Level 3 Fair Value Measurements
	Three Months Ended June 30, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(14,210)	$(774)	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(124)	(59)	—
Interest and fee income	—	—	—	183	68	(2,786)
Noninterest income	—	2,185	—	—	—	3,913
Total	$(14,210)	$1,411	$—	$59	$9	$1,127

	Level 3 Fair Value Measurements
	Six Months Ended June 30, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(19,940)	$6,889	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(1,485)	—	—
Interest and fee income	—	—	—	479	(136)	(4,289)
Noninterest income	—	(668)	—	—	—	3,639
Total	$(19,940)	$6,221	$—	$(1,006)	$(136)	$(650)

	Level 3 Fair Value Measurements
	Six Months Ended June 30, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:

Mortgage banking income (loss)	$(20,682)	$662	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(912)	(3,436)	—
Interest and fee income	—	—	—	529	175	(5,225)
Noninterest income	—	(955)	—	—	—	3,841
Total	$(20,682)	$(293)	$—	$(383)	$(3,261)	$(1,384)

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Assets and liabilities under the fair value option

Huntington has elected the fair value option for certain loans in the held for sale portfolio. The following table presents the fair value and aggregate principal balance of loans held for sale under the fair value option.

	June 30,	December 31,
(dollar amounts in thousands)	2012	2011
Fair value	$570,189	$343,588
Aggregate outstanding principal balance	542,085	328,641
Difference	$28,104	$14,947

The following tables present the net gains (losses) from fair value changes, including net gains (losses) associated with instrument specific credit risk for the three-month and six-month periods ended June 30, 2012 and 2011.

	Net gains (losses) from fair value changes
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011

Assets
Mortgage loans held for sale	$8,585	$1,829	$3,690	$7,902
Automobile loans	(558)	1,127	(651)	(1,384)
Liabilities
Securitization trust notes payable	(579)	(1,368)	(1,922)	(3,617)

	Gains (losses) included
	in fair value changes associated
	with instrument specific credit risk
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Assets
Automobile loans	$2,012	$2,175	$2,578	$2,282

Assets and Liabilities measured at fair value on a nonrecurring basis

Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition. These assets and liabilities are not measured at fair value on an on-going basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. At June 30, 2012, assets measured at fair value on a nonrecurring basis were as follows:

Fair Value Measurements Using
		Quoted Prices	Significant	Significant	Total
		In Active	Other	Other	Gains/(Losses)
		Markets for	Observable	Unobservable	For the Six
	Fair Value at	Identical Assets	Inputs	Inputs	Months Ended
(dollar amounts in thousands)	June 30, 2012	(Level 1)	(Level 2)	(Level 3)	June 30, 2012
Impaired loans	$22,949	$—	$—	$22,949	$(7,638)
Accrued income and other assets	38,608	—	—	38,608	$(1,546)

Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment when establishing the ACL. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. Appraisals are generally obtained to support the fair value of the collateral and incorporate measures such as recent sales prices for comparable properties and cost of construction. In cases where the carrying value exceeds the fair value of the collateral less cost to sell, an impairment charge is recognized. At June 30, 2012, Huntington identified $22.9 million of impaired loans for which the fair value is recorded based upon collateral value. For the six-month period ended June 30, 2012, nonrecurring fair value impairment of $7.6 million was recorded within the provision for credit losses.

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Other real estate owned properties are initially valued based on appraisals and third party price opinions, less estimated selling costs. At June 30, 2012, Huntington had $38.6 million of OREO assets. For the six-month period ended June 30, 2012, fair value losses of $1.5 million were recorded within noninterest expense.

Significant unobservable inputs for assets and liabilities measured at fair value on a recurring and nonrecurring basis

The table below presents quantitative information about the significant unobservable inputs for assets and liabilities measured at fair value on a recurring and nonrecurring basis at June 30, 2012.

Quantitative Information about Level 3 Fair Value Measurements
			Significant
(dollar amounts in thousands,	Fair Value at	Valuation	Unobservable	Range
except net costs to service)	June 30, 2012	Technique	Input	(Weighted Average)
MSRs	$45,061	Discounted cash flow	Constant prepayment rate (CPR)	9.0% - 38.0% (19.0%)
			Option Adjusted Spread (OAS)	-636 - 4,552 (1,229)
			Net costs to service	-$10 - $110 ($35)

Derivative assets	12,844	Consensus Pricing	Net market price	-1.8% - 12.4% (2.8%)
Derivative liabilities	453		Estimated Pull thru %	38% - 93% (74%)

Municipal securities	78,151	Discounted cash flow	Discount rate	0.6% - 7.0% (2.4%)

Private-label CMO	67,145	Discounted cash flow	Discount rate	3.5% - 10.4% (7.4%)
			Constant prepayment rate (CPR)	0.8% - 26.7% (12.0%)
			Probability of default	0.0% - 6.9% (1.9%)
			Loss Severity	5.0% - 100% (30.5%)

Asset-backed securities	119,674	Discounted cash flow	Discount rate	5.7% - 17.5% (9.8%)
			Constant prepayment rate (CPR)	5.1% - 9.8% (6.2%)
			Cumulative prepayment rate	0.0% - 100% (4.4%)
			Constant default	0.3% - 4.0% (2.7%)
			Cumulative default	0.8% - 100% (20.2%)
			Loss given default	85% - 100% (93.4%)
			Cure given deferral	0% - 100% (44.0%)
			Loss severity	20% - 75% (63.2%)

Automobile loans	210,031	Discounted cash flow	Absolute prepayment speed (ABS)	1.3%
			Discount rate	0.8% - 9.0% (3.94%)
			Life of pool cumulative losses	2.2%

Impaired loans	22,949	Appraisal value	NA	NA

Other real estate owned	38,608	Appraisal value	NA	NA

The following provides a general description of the impact of a change in an unobservable input on the fair value measurement and the interrelationship between unobservable inputs, where relevant/significant.  Interrelationships may also exist between observable and unobservable inputs.  Such relationships have not been included in the discussion below.

A significant change in the unobservable inputs may result in a significant change in the ending fair value measurement of Level 3 instruments. In general, prepayment rates increase when market interest rates decline and decrease when market interest rates rise, higher prepayment rates generally result in lower fair values for MSR assets, automobile loans, and trust preferred securities. Credit loss estimates are driven by the ability of the borrowers to pay their loans and the value of the underlying collateral and are impacted by changes in macroeconomic conditions, typically increasing when economic conditions worsen and decreasing when conditions improve. An increase in the estimated prepayment rate typically results in a decrease in estimated credit losses and vice versa. Higher credit losses generally result in lower fair values. Credit spreads generally increase when liquidity risks and market volatility increase and decrease when liquidity conditions and market volatility improve. Discount rates typically increase with market interest rates increase and/or credit and liquidity risks increase and decrease when market interest rates decline and and/or credit and liquidity conditions improve. Higher discount rates and credit spreads generally result in lower fair market values. Pull through percentages generally increase when market interest rates increase and decline when market interest rates decline. Higher pull through percentages generally result in higher fair values..

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Fair values of financial instruments

The following table provides the carrying amounts and estimated fair values of Huntington’s financial instruments that are carried either at fair value or cost at June 30, 2012 and December 31, 2011:

	June 30, 2012		December 31, 2011
	Carrying	Fair	Carrying	Fair
(dollar amounts in thousands)	Amount	Value	Amount	Value
Financial Assets:
Cash and short-term assets	$1,307,413	$1,307,413	$1,206,911	$1,206,911
Trading account securities	53,837	53,837	45,899	45,899
Loans held for sale	2,123,371	2,152,405	1,618,391	1,638,276
Available-for-sale and other securities	8,666,778	8,666,778	8,078,014	8,078,014
Held-to-maturity securities	598,385	623,302	640,551	660,186
Net loans and direct financing leases	39,099,534	37,726,642	37,958,955	36,669,829
Derivatives	403,753	403,753	403,002	403,002

Financial Liabilities:
Deposits	(46,076,075)	(46,177,572)	(43,279,625)	(43,406,125)
Short-term borrowings	(1,205,995)	(1,199,021)	(1,441,092)	(1,429,717)
Federal Home Loan Bank advances	(835,653)	(835,653)	(362,972)	(362,972)
Other long-term debt	(310,043)	(313,033)	(1,231,517)	(1,232,975)
Subordinated notes	(1,418,216)	(1,358,614)	(1,503,368)	(1,410,392)
Derivatives	(190,073)	(190,073)	(265,316)	(265,316)

The following table presents the level in the fair value hierarchy for the estimated fair values of only Huntington’s financial instruments that are not already on the Unaudited Condensed Consolidated Balance Sheets at fair value at June 30, 2012 and December 31, 2011:

	Estimated Fair Value Measurements at Reporting Date Using			Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	June 30, 2012

Financial Assets
Loans held for sale	$—	$—	$1,580,384	$1,580,384
Held-to-maturity securities	—	623,302	—	623,302
Net loans and direct financing leases	—	—	38,376,257	38,376,257
Financial liabilities
Deposits	—	(37,997,809)	(8,179,763)	(46,177,572)
Short-term borrowings	—	—	(1,199,021)	(1,199,021)
Other long-term debt	—	(122,329)	(157,910)	(280,239)
Subordinated notes	—	—	(1,358,614)	(1,358,614)

	Fair Value Measurements at Reporting Date Using			Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	December 31, 2011

Financial Assets
Loans held for sale	$—	$—	$1,291,755	$1,291,755
Held-to-maturity securities	—	660,186	—	660,186
Net loans and direct financing leases	—	—	36,373,579	36,373,579
Financial liabilities
Deposits	—	(35,049,194)	(8,356,931)	(43,406,125)
Short-term borrowings	—	—	(1,429,717)	(1,429,717)
Other long-term debt	—	(937,959)	(171,977)	(1,109,936)
Subordinated notes	—	—	(1,410,392)	(1,410,392)

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The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, FHLB advances, and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters-of-credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. Not all the financial instruments listed in the table above are subject to the disclosure provisions of ASC Topic 820.

Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and nonmortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not included above. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by Management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

Held-to-maturity securities

Fair values are determined by using models that are based on security-specific details, as well as relevant industry and economic factors. The most significant of these inputs are quoted market prices, and interest rate spreads on relevant benchmark securities.

Loans and direct financing leases

Variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of expected losses and the credit risk associated in the loan and lease portfolio. The valuation of the loan portfolio reflected discounts that Huntington believed are consistent with transactions occurring in the marketplace.

Deposits

Demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

Debt

Fixed-rate, long-term debt is based upon quoted market prices, which are inclusive of Huntington’s credit risk. In the absence of quoted market prices, discounted cash flows using market rates for similar debt with the same maturities are used in the determination of fair value.

14.  Derivative Financial Instruments

Derivative financial instruments are recorded in the Unaudited Condensed Consolidated Balance Sheet as either an asset or a liability (in accrued income and other assets or accrued expenses and other liabilities, respectively) and measured at fair value.

Derivatives used in Asset and Liability Management Activities

A variety of derivative financial instruments, principally interest rate swaps, caps, floors, and collars are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. Huntington records derivatives at fair value, as further described in Note 13. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate counterparty credit risk. At June 30, 2012 and December 31, 2011, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $9.6 million and $36.4 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

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At June 30, 2012, Huntington pledged $203.0 million of investment securities and cash collateral to counterparties, while other counterparties pledged $157.0 million of investment securities and cash collateral to Huntington to satisfy collateral netting agreements. In the event of credit downgrades, Huntington could be required to provide $1.0 million of additional collateral.

The following table presents the gross notional values of derivatives used in Huntington’s asset and liability management activities at June 30, 2012, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(dollar amounts in thousands )	Hedges	Hedges	Total
Instruments associated with:
Loans	$—	$8,513,000	$8,513,000
Deposits	988,912	—	988,912
Subordinated notes	598,000	—	598,000
Other long-term debt	35,000	—	35,000
Total notional value at June 30, 2012	$1,621,912	$8,513,000	$10,134,912

The following table presents additional information about the interest rate swaps used in Huntington’s asset and liability management activities at June 30, 2012:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(dollar amounts in thousands )	Value	(years)	Value	Receive	Pay
Asset conversion swaps
Receive fixed - generic	$7,988,000	2.7	$48,422	1.11%	0.53%
Pay fixed forward - starting	525,000	3.0	(675)	N/A	N/A
Total asset conversion swaps	8,513,000	2.7	47,747	1.11	0.53
Liability conversion swaps
Receive fixed - generic	1,591,912	3.1	117,024	2.53	0.53
Receive fixed - callable	30,000	8.3	107	2.98	0.19
Total liability conversion swaps	1,621,912	3.2	117,131	2.54	0.52
Total swap portfolio	$10,134,912	2.8	$164,878	1.34%	0.53%

These derivative financial instruments were entered into for the purpose of managing the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amounts resulted in an increase to net interest income of $27.7 million and $28.1 million for the three-month periods ended June 30, 2012, and 2011, respectively. For the six-month periods ended June 30, 2012 and 2011, the net amounts resulted in an increase to net interest income of $52.4 million and $62.0 million, respectively.

In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $0.7 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $0.7 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

In connection with the sale of Huntington's Class B Visa® shares, Huntington entered into a swap agreement with the purchaser of the shares. The swap agreement adjusts for dilution in the conversion ratio of Class B shares resulting from the Visa® litigation. At June 30, 2012, the fair value of the swap liability of $0.4 million is an estimate of the exposure liability based upon Huntington’s assessment of the probability-weighted potential Visa® litigation losses and certain fixed payments required to be made through the term of the swap.

The following table presents the fair values at June 30, 2012 and December 31, 2011 of Huntington’s derivatives that are designated and not designated as hedging instruments. Amounts in the table below are presented gross without the impact of any net collateral arrangements.

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Asset derivatives included in accrued income and other assets:

	June 30,	December 31,
(dollar amounts in thousands)	2012	2011
Interest rate contracts designated as hedging instruments	$164,878	$175,932
Interest rate contracts not designated as hedging instruments	331,385	309,496
Foreign exchange contracts not designated as hedging instruments	4,113	4,885
Total contracts	$500,376	$490,313

Liability derivatives included in accrued expenses and other liabilities

	June 30,	December 31,
(dollar amounts in thousands)	2012	2011
Interest rate contracts designated as hedging instruments	$—	$—
Interest rate contracts not designated as hedging instruments	259,127	252,962
Foreign exchange contracts not designated as hedging instruments	4,016	4,318
Total contracts	$263,143	$257,280

Fair value hedges are purchased to convert deposits and subordinated and other long-term debt from fixed-rate obligations to floating rate. The changes in fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item.

The following table presents the change in fair value for derivatives designated as fair value hedges as well as the offsetting change in fair value on the hedged item for the three-month and six-month periods ended June 30, 2012 and 2011:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Interest rate contracts
Change in fair value of interest rate swaps hedging deposits (1)	$(968)	$7,185	$(436)	$909
Change in fair value of hedged deposits (1)	1,006	(7,117)	413	(1,080)
Change in fair value of interest rate swaps hedging subordinated notes (2)	14,516	14,392	5,759	5,237
Change in fair value of hedged subordinated notes (2)	(14,516)	(14,392)	(5,759)	(5,237)
Change in fair value of interest rate swaps hedging other long-term debt (2)	631	969	284	389
Change in fair value of hedged other long-term debt (2)	(631)	(969)	(284)	(389)

(1) Effective portion of the hedging relationship is recognized in Interest expense - deposits in the Unaudited Condensed Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

(2) Effective portion of the hedging relationship is recognized in Interest expense - subordinated notes and other long-term debt in the Unaudited Condensed Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to a fixed-rate debt. This reduces the potentially adverse impact of increases in interest rates on future interest expense. Other LIBOR-based commercial and industrial loans as well as investment securities were effectively converted to fixed-rate by entering into contracts that swap certain variable-rate interest payments for fixed-rate interest payments at designated times.

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of OCI in the Unaudited Condensed Consolidated Statements of Shareholders’ Equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in noninterest income.

The following table presents the gains and (losses) recognized in OCI and the location in the Unaudited Condensed Consolidated Statements of Income of gains and (losses) reclassified from OCI into earnings for the six-month periods ended June 30, 2012 and 2011 for derivatives designated as effective cash flow hedges:

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Derivatives in cash flow hedging relationships	Amount of gain or (loss) recognized in OCI on derivatives (effective portion)		Location of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)	Amount of (gain) or loss reclassified from accumulated OCI into earnings (effective portion)
	Three Months Ended			Three Months Ended
	June 30,			June 30,
(dollar amounts in thousands)	2012	2011		2012	2011
Interest rate contracts
Loans	$15,832	$21,932	Interest and fee income - loans and leases	$1,926	$(8,875)
Investment Securities	(738)	468	Interest and fee income - investment securities	—	—
FHLB Advances	—	—	Interest expense - federal home loan bank advances	—	—
Deposits	—	—	Interest expense - deposits	—	—
Subordinated notes	—	—	Interest expense - subordinated notes and other long-term debt	6	6
Other long term debt	—	—	Interest expense - subordinated notes and other long-term debt	—	—
Total	$15,094	$22,400		$1,932	$(8,869)

Derivatives in cash flow hedging relationships	Amount of gain or (loss) recognized in OCI on derivatives (effective portion)		Location of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)	Amount of (gain) or loss reclassified from accumulated OCI into earnings (effective portion)
	Six Months Ended			Six Months Ended
	June 30,			June 30,
(dollar amounts in thousands)	2012	2011		2012	2011
Interest rate contracts
Loans	$(9,995)	$(3,210)	Interest and fee income - loans and leases	$26,712	$7,627
Investment Securities	(703)	468	Interest and fee income - investment securities	—	—
FHLB Advances	—	—	Interest expense - federal home loan bank advances	—	—
Deposits	—	—	Interest expense - deposits	—	—
Subordinated notes	—	—	Interest expense - subordinated notes and other long-term debt	13	13
Other long term debt	—	—	Interest expense - subordinated notes and other long-term debt	—	—
Total	$(10,698)	$(2,742)		$26,725	$7,640

During the next twelve months, Huntington expects to reclassify to earnings $42.3 million of after-tax unrealized gains on cash flow hedging derivatives currently in OCI.

The following table details the gains and (losses) recognized in noninterest income on the ineffective portion on interest rate contracts for derivatives designated as cash flow hedges for the three-month and six-month periods ended June 30, 2012 and 2011.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Derivatives in cash flow hedging relationships
Interest rate contracts
Loans	$31	$(350)	$45	$114
FHLB Advances	—	—	—	—

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Derivatives used in trading activities

Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties. The credit risk to these customers is evaluated and included in the calculation of fair value.

The net fair values of these derivative financial instruments, for which the gross amounts are included in accrued income and other assets or accrued expenses and other liabilities at June 30, 2012 and December 31, 2011, were $59.6 million and $53.2 million, respectively. The total notional values of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives, were $11.7 billion and $10.6 billion at June 30, 2012 and December 31, 2011, respectively. Huntington’s credit risks from interest rate swaps used for trading purposes were $331.4 million and $309.5 million at the same dates, respectively.

Derivatives used in mortgage banking activities

Huntington also uses certain derivative financial instruments to offset changes in value of its MSRs. These derivatives consist primarily of forward interest rate agreements and forward mortgage securities. The derivative instruments used are not designated as hedges. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The following table summarizes the derivative assets and liabilities used in mortgage banking activities:

	June 30,	December 31,
(dollar amounts in thousands)	2012	2011
Derivative assets:
Interest rate lock agreements	$12,844	$6,770
Forward trades and options	180	1
Total derivative assets	13,024	6,771
Derivative liabilities:
Interest rate lock agreements	(8)	(109)
Forward trades and options	(7,642)	(7,927)
Total derivative liabilities	(7,650)	(8,036)
Net derivative asset (liability)	$5,374	$(1,265)

The total notional value of these derivative financial instruments at June 30, 2012 and December 31, 2011, was $1.7 billion and $1.7 billion, respectively. The total notional amount at June 30, 2012, corresponds to trading assets with a fair value of $13.2 million. Total MSR hedging gains and (losses) for the three-month periods ended June 30, 2012 and 2011, were $19.8 million and $13.1 million, respectively and $17.6 million and $8.8 million for the six-month periods ended June 30, 2012 and 2011, respectively. Included in total MSR hedging gains and losses for the three-month periods ended June 30, 2012 and 2011 were net gains and (losses) related to derivative instruments of $19.8 million and $12.6 million, respectively, and $17.6 million and $9.0 million for the six-month periods ended June 30, 2012 and 2011, respectively. These amounts are included in mortgage banking income in the Unaudited Condensed Consolidated Statements of Income.

15. VIEs

Consolidated VIEs

Consolidated VIEs at June 30, 2012, consisted of certain loan securitization trusts. These securitizations included automobile loan and lease securitization trusts formed in 2009 and 2006. Huntington has determined the trusts are VIEs. Huntington has concluded that it is the primary beneficiary of these trusts because it has the power to direct the activities of the entity that most significantly affect the entity's economic performance and it has either the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The following tables present the carrying amount and classification of the consolidated trusts’ assets and liabilities that were included in the Unaudited Condensed Consolidated Balance Sheets at June 30, 2012, and December 31, 2011:

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	June 30, 2012
	2009	2006	Other
	Automobile	Automobile	Consolidated
(dollar amounts in thousands)	Trust	Trust	Trusts	Total
Assets:
Cash	$15,927	$54,521	$—	$70,448
Loans and leases	210,031	601,737	—	811,768
Allowance for loan and lease losses	—	(4,754)	—	(4,754)
Net loans and leases	210,031	596,983	—	807,014
Accrued income and other assets	852	2,334	350	3,536
Total assets	$226,810	$653,838	$350	$880,998
Liabilities:
Other long-term debt	$32,794	$225,236	$—	$258,030
Accrued interest and other liabilities	82	56	350	488
Total liabilities	$32,876	$225,292	$350	$258,518

	December 31, 2011
	2008	2009	2006	Other
	Automobile	Automobile	Automobile	Consolidated
(dollar amounts in thousands)	Trust	Trust	Trust	Trusts	Total
Assets:
Cash	$12,722	$18,212	$52,325	$—	$83,259
Loans and leases	131,563	296,250	704,345	—	1,132,158
Allowance for loan and lease losses	(1,118)	—	(5,987)	—	(7,105)
Net loans and leases	130,445	296,250	698,358	—	1,125,053
Accrued income and other assets	610	1,692	2,959	1,117	6,378
Total assets	$143,777	$316,154	$753,642	$1,117	$1,214,690
Liabilities:
Other long-term debt	$18,230	$123,039	$333,644	$—	$474,913
Accrued interest and other liabilities	40	298	88	419	845
Total liabilities	$18,270	$123,337	$333,732	$419	$475,758

The automobile loans and leases were designated to repay the securitized notes. Huntington services the loans and leases and uses the proceeds from principal and interest payments to pay the securitized notes during the amortization period. Huntington has not provided financial or other support that was not previously contractually required.

Unconsolidated VIEs

The following tables provide a summary of the assets and liabilities included in Huntington’s Unaudited Condensed Consolidated Financial Statements, as well as the maximum exposure to losses, associated with its’ interests related to unconsolidated VIEs for which Huntington holds an interest, but is not the primary beneficiary, to the VIE at June 30, 2012, and December 31, 2011:

	June 30, 2012
(dollar amounts in thousands)	Total Assets	Total Liabilities	Maximum Exposure to Loss

2012 Automobile Trust	$16,804	$—	$16,804
2011 Automobile Trust	9,933	—	9,933
Tower Hill Securities, Inc.	89,100	65,000	89,100
Trust Preferred Securities	14,889	464,125	—
Low Income Housing Tax Credit Partnerships	358,017	130,143	358,017
Total	$488,743	$659,268	$473,854

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	December 31, 2011
(dollar amounts in thousands)	Total Assets	Total Liabilities	Maximum Exposure to Loss

2011 Automobile Trust	$13,377	$—	$13,377
Tower Hill Securities, Inc.	90,514	65,000	90,514
Trust Preferred Securities	17,364	554,496	—
Low Income Housing Tax Credit Partnerships	376,098	157,754	376,098
Total	$497,353	$777,250	$479,989

2012 AUTOMOBILE TRUST and 2011 AUTOMOBILE TRUST

During the 2012 first quarter and 2011 third quarter, we transferred automobile loans totaling $1.3 billion and $1.0 billion, respectively, to trusts in securitization transactions. The securitizations and the resulting sale of all underlying securities qualified for sale accounting. Huntington has concluded that it is not the primary beneficiary of these trusts because it has neither the obligation to absorb losses of the entities that could potentially be significant to the VIEs nor the right to receive benefits from the entities that could potentially be significant to the VIEs. Huntington is not required and does not currently intend to provide any additional financial support to the trusts. Investors and creditors only have recourse to the assets held by the trusts. The interest Huntington holds in the VIEs relates to servicing rights which are included within accrued income and other assets of Huntington’s Unaudited Condensed Consolidated Balance Sheets. The maximum exposure to loss is equal to the carrying value of the servicing asset.

TOWER HILL SECURITIES, INC.

In 2010, we transferred approximately $92.1 million of municipal securities, $86.0 million in Huntington Preferred Capital, Inc. (Real Estate Investment Trust) Class E Preferred Stock and cash of $6.1 million to Tower Hill Securities, Inc. in exchange for $184.1 million of Common and Preferred Stock of Tower Hill Securities, Inc. The municipal securities and the REIT Shares will be used to satisfy $65.0 million of mandatorily redeemable securities issued by Tower Hill Securities, Inc. and are not available to satisfy the general debts and obligations of Huntington or any consolidated affiliates. The transfer was recorded as a secured financing. Interests held by Huntington consist of municipal securities within available for sale and other securities and Series B preferred securities within other long term debt of Huntington’s Unaudited Condensed Consolidated Balance Sheets. The maximum exposure to loss is equal to the carrying value of the municipal securities.

TRUST PREFERRED SECURITIES

Huntington has certain wholly-owned trusts whose assets, liabilities, equity, income, and expenses are not included within Huntington’s Unaudited Condensed Consolidated Financial Statements. These trusts have been formed for the sole purpose of issuing trust-preferred securities, from which the proceeds are then invested in Huntington junior subordinated debentures, which are reflected in Huntington’s Unaudited Condensed Consolidated Balance Sheet as subordinated notes. The trust securities are the obligations of the trusts, and as such, are not consolidated within Huntington’s Unaudited Condensed Consolidated Financial Statements. A list of trust preferred securities outstanding at June 30, 2012, follows:

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			Principal amount of	Investment in
			subordinated note/	unconsolidated
(dollar amounts in thousands)	Rate		debenture issued to trust (1)	subsidiary
Huntington Capital I	1.45	%(2)	$111,816	$6,186
Huntington Capital II	1.09	(3)	54,593	3,093
Huntington Capital III	6.85		114,116	10
Sky Financial Capital Trust II	3.42	(4)	30,929	929
Sky Financial Capital Trust III	1.87	(5)	72,165	2,165
Sky Financial Capital Trust IV	1.87	(5)	74,320	2,320
Prospect Trust I	3.72	(6)	6,186	186
Total			$464,125	$14,889

(1)	Represents the principal amount of debentures issued to each trust, including unamortized original issue discount.
(2)	Variable effective rate at June 30, 2012, based on three month LIBOR + 0.70.
(3)	Variable effective rate at June 30, 2012, based on three month LIBOR + 0.625.
(4)	Variable effective rate at June 30, 2012, based on three month LIBOR + 2.95.
(5)	Variable effective rate at June 30, 2012, based on three month LIBOR + 1.40.
(6)	Variable effective rate at June 30, 2012, based on three month LIBOR + 3.25.

Each issue of the junior subordinated debentures has an interest rate equal to the corresponding trust securities distribution rate. Huntington has the right to defer payment of interest on the debentures at any time, or from time-to-time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the related debentures. During any such extension period, distributions to the trust securities will also be deferred and Huntington’s ability to pay dividends on its common stock will be restricted. Periodic cash payments and payments upon liquidation or redemption with respect to trust securities are guaranteed by Huntington to the extent of funds held by the trusts. The guarantee ranks subordinate and junior in right of payment to all indebtedness of the Company to the same extent as the junior subordinated debt. The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Huntington.

During the 2012 second quarter, Huntington redeemed $80.0 million of trust preferred securities. The trust preferred securities were redeemed at the redemption price (as a percentage of the liquidation amount) plus accrued and unpaid distributions to the redemption date. These redemptions were consistent with the capital plan we submitted to the Federal Reserve, will be funded from our existing cash and resulted in a gain of $1.7 million.

LOW INCOME HOUSING TAX CREDIT PARTNERSHIPS

Huntington makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (LIHTC) pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings, and to assist in achieving goals associated with the Community Reinvestment Act. The primary activities of the limited partnerships include the identification, development, and operation of multi family housing that is leased to qualifying residential tenants. Generally, these types of investments are funded through a combination of debt and equity.

Huntington is a limited partner in each Low Income Housing Tax Credit Partnership. A separate unrelated third party is the general partner. Each limited partnership is managed by the general partner, who exercises full and exclusive control over the affairs of the limited partnership. The general partner has all the rights, powers and authority granted or permitted to be granted to a general partner of a limited partnership under the Ohio Revised Uniform Limited Partnership Act. Duties entrusted to the general partner of each limited partnership include, but are not limited to: investment in operating companies, company expenditures, investment of excess funds, borrowing funds, employment of agents, disposition of fund property, prepayment and refinancing of liabilities, votes and consents, contract authority, disbursement of funds, accounting methods, tax elections, bank accounts, insurance, litigation, cash reserve, and use of working capital reserve funds. Except for limited rights granted to consent to certain transactions, the limited partner(s) may not participate in the operation, management, or control of the limited partnership's business, transact any business in the limited partnership's name or have any power to sign documents for or otherwise bind the limited partnership. In addition, the general partner may only be removed by the limited partner(s) in the event the general partner fails to comply with the terms of the agreement and/or is negligent in performing its duties.

Huntington believes the general partner of each limited partnership has the power to direct the activities which most significantly affect the performance of each partnership, therefore, Huntington has determined that it is not the primary beneficiary of any LIHTC partnership. Huntington uses the equity or effective yield method to account for its investments in these entities. These investments are included in accrued income and other assets. At June 30, 2012, and December 31, 2011, Huntington had net investment commitments of $358.0 million and $376.1 million, respectively, of which $345.8 million and $322.5 million, respectively, were funded. The unfunded portion is included in accrued expenses and other liabilities.

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16. Commitments and Contingent Liabilities

Commitments to extend credit

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the Unaudited Condensed Consolidated Financial Statements. The contractual amounts of these financial agreements at June 30, 2012, and December 31, 2011, were as follows:

	June 30,	December 31,
(dollar amounts in millions)	2012	2011

Contract amount represents credit risk:
Commitments to extend credit
Commercial	$8,762	$8,006
Consumer	6,119	5,904
Commercial real estate	551	610
Standby letters-of-credit	531	586

Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.

Standby letters-of-credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $1.4 million and $1.6 million at June 30, 2012, and December 31, 2011, respectively.

Through the Company’s credit process, Huntington monitors the credit risks of outstanding standby letters-of-credit. When it is probable that a standby letter-of-credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses. At June 30, 2012, Huntington had $531 million of standby letters-of-credit outstanding, of which 82% were collateralized. Included in this $531 million total are letters-of-credit issued by the Bank that support securities that were issued by customers and remarketed by The Huntington Investment Company, the Company’s broker-dealer subsidiary.

Huntington uses an internal grading system to assess an estimate of loss on its loan and lease portfolio. This same loan grading system is used to monitor credit risk associated with standby letters-of-credit. Under this grading system as of June 30, 2012, approximately $69 million of the standby letters-of-credit were rated strong with sufficient asset quality, liquidity, and good debt capacity and coverage; approximately $407 million were rated average with acceptable asset quality, liquidity, and modest debt capacity; and approximately $55 million were rated substandard with negative financial trends, structural weaknesses, operating difficulties, and higher leverage.

Commercial letters-of-credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The goods or cargo being traded normally secures these instruments.

Commitments to sell loans

Huntington enters into forward contracts relating to its mortgage banking business to hedge the exposures from commitments to make new residential mortgage loans with existing customers and from mortgage loans classified as loans held for sale. At June 30, 2012, and December 31, 2011, Huntington had commitments to sell residential real estate loans of $938.9 million and $629.0 million, respectively. These contracts mature in less than one year.

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Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city, and foreign jurisdictions. Federal income tax audits have been completed through 2007. The Company has appealed certain proposed adjustments resulting from the IRS examination of the 2006 and 2007 tax returns. Management believes the tax positions taken related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intend to vigorously defend them. In 2011, Management entered into discussions with the Appeals Division of the IRS. It is possible the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs. However, although no assurance can be given, Management believes the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position. In the 2011 third quarter, the IRS began its examination of our 2008 and 2009 consolidated federal income tax returns. Various state and other jurisdictions remain open to examination for tax years 2005 and forward.

Huntington accounts for uncertainties in income taxes in accordance with ASC 740, Income Taxes. At June 30, 2012, Huntington had gross unrecognized tax benefits of $11.9 million in income tax liability related to tax positions. Total interest accrued on the unrecognized tax benefits was $2.6 million as of June 30, 2012. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities. However, any ultimate settlement is not expected to be material to the Unaudited Condensed Consolidated Financial Statements as a whole. Huntington recognizes interest and penalties on income tax assessments or income tax refunds in the financial statements as a component of its provision for income taxes. Huntington does not anticipate the total amount of gross unrecognized tax benefits to significantly change within the next 12 months.

Litigation

The nature of Huntington’s business ordinarily results in a certain amount of claims, litigation, investigations, and legal and administrative cases and proceedings, all of which are considered incidental to the normal conduct of business. When the Company determines it has meritorious defenses to the claims asserted, it vigorously defends itself. The Company will consider settlement of cases when, in Management’s judgment, it is in the best interests of both the Company and its shareholders to do so.

On at least a quarterly basis, Huntington assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. For matters where it is probable the Company will incur a loss and the amount can be reasonably estimated, Huntington establishes an accrual for the loss. Once established, the accrual is adjusted as appropriate to reflect any relevant developments. For matters where a loss is not probable or the amount of the loss cannot be estimated, no accrual is established.

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable. Management believes an estimate of the aggregate range of reasonably possible losses, in excess of amounts accrued, for current legal proceedings is from $0 to approximately $150.0 million at June 30, 2012. For certain other cases, Management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the proceedings, and the inherent uncertainty of the various potential outcomes of such proceedings. Accordingly, Management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

While the final outcome of legal proceedings is inherently uncertain, based on information currently available, advice of counsel, and available insurance coverage, Management believes that the amount it has already accrued is adequate and any incremental liability arising from the Company’s legal proceedings will not have a material negative adverse effect on the Company's consolidated financial position as a whole. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to the Company’s consolidated financial position in a particular period.

The following supplements the discussion of certain matters previously reported in Item 3 (Legal Proceedings) of the 2011 Form 10-K for events occurring through the date of this filing:

The Bank is a defendant in three lawsuits, which collectively may be material, arising from its commercial lending, depository, and equipment leasing relationships with Cyberco Holdings, Inc. (Cyberco), formerly based in Grand Rapids, Michigan. In November 2004, the Federal Bureau of Investigation and the IRS raided the Cyberco facilities and Cyberco's operations ceased. An equipment leasing fraud was uncovered, whereby Cyberco sought financing from equipment lessors and financial institutions, including the Bank, allegedly to purchase computer equipment from Teleservices Group, Inc. (Teleservices). Cyberco created fraudulent documentation to close the financing transactions while, in fact, no computer equipment was ever purchased or leased from Teleservices which proved to be a shell corporation.

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On June 22, 2007, a complaint was filed in the United States District Court for the Western District of Michigan (District Court) by El Camino Resources, Ltd, ePlus Group, Inc., and Bank Midwest, N.A., all of whom had lending relationships with Cyberco, against the Bank, alleging that Cyberco defrauded plaintiffs and converted plaintiffs' property through various means in connection with the equipment leasing scheme and alleges that the Bank aided and abetted Cyberco in committing the alleged fraud and conversion. The complaint further alleges that the Bank's actions entitle one of the plaintiffs to recover $1.9 million from the Bank as a form of unjust enrichment. In addition, plaintiffs claimed direct damages of approximately $32.0 million and additional consequential damages in excess of $20.0 million. On July 1, 2010, the District Court issued an Opinion and Order adopting in full a federal magistrate's recommendation for summary judgment in favor of the Bank on all claims except the unjust enrichment claim, and a partial summary judgment was entered on July 1, 2010. The Bank requested an opportunity to file a motion for summary judgment on the remaining unjust enrichment claim against it. A motion for reconsideration filed by the plaintiffs regarding the partial summary judgment was denied. Subsequently, in connection with a pre-motion conference, the District Court, in lieu of allowing the Bank to file a summary judgment motion, ordered the case to be tried in April 2012, in a one day bench trial, and entered a scheduling order governing all pretrial conduct. On February 6, 2012, the District Court dismissed the remaining count for unjust enrichment following a finding by the bankruptcy court that the plaintiff must pursue its rights, if any, with respect to that count in a bankruptcy court. The plaintiffs filed a notice of appeal on March 2, 2012, appealing the District Court’s judgment against them on the aiding and abetting and conversion claims. The plaintiffs appellants’ brief was filed in the Sixth Circuit Court of Appeals on May 17, 2012, and the Bank’s appellee’s brief was filed on July 16, 2012.

The Bank is also involved with the Chapter 7 bankruptcy proceedings of both Cyberco, filed on December 9, 2004, and Teleservices, filed on January 21, 2005. The Cyberco bankruptcy trustee commenced an adversary proceeding against the Bank on December 8, 2006, seeking over $70.0 million he alleges was transferred to the Bank. The Bank responded with a motion to dismiss and all but the preference claims were dismissed on January 29, 2008. The Cyberco bankruptcy trustee alleges preferential transfers in the amount of approximately $1.2 million. The Bankruptcy Court ordered the case to be tried in July 2012, and entered a pretrial order governing all pretrial conduct. The Bank filed a motion for summary judgment based on the Cyberco trustee seeking recovery in connection with the same alleged transfers as the Teleservices trustee in the case described below. The Court granted the motion in principal part and the parties stipulated to a full dismissal which was entered on June 19, 2012.

The Teleservices bankruptcy trustee filed an adversary proceeding against the Bank on January 19, 2007, seeking to avoid and recover alleged transfers that occurred in two ways: (1) checks made payable to the Bank to be applied to Cyberco's indebtedness to the Bank, and (2) deposits into Cyberco's bank accounts with the Bank. A trial was held as to only the Bank’s defenses in the 2010 fourth quarter. Subsequently, the trustee filed a summary judgment motion on her affirmative case, alleging the fraudulent transfers to the Bank totaled approximately $73.0 million and seeking judgment in that amount (which includes the $1.2 million alleged to be preferential transfers by the Cyberco bankruptcy trustee). On March 17, 2011, the Bankruptcy Court issued an Opinion determining the alleged transfers made to the Bank were not received in good faith from the time period of April 30, 2004, through November 2004, and that the Bank failed to show a lack of knowledge of the avoidability of the alleged transfers from September 2003, through April 30, 2004. The trustee then filed an amended motion for summary judgment on her affirmative case and a hearing was held on July 1, 2011.

On March 30, 2012, the Bankruptcy Court issued an Opinion on the trustee’s motion determining the Bank was the initial transferee of the checks made payable to it and was a subsequent transferee of all deposits into Cyberco’s accounts. The Bankruptcy Court ruled Cyberco’s deposits were themselves transfers to the Bank under the Bankruptcy Code, and the Bank was liable for both the checks and the deposits, totaling approximately $73.0 million. The Bankruptcy Court ruled the Bank may be entitled to a credit of approximately $4.0 million for the Cyberco trustee’s recoveries in preference actions filed against third parties that received payments from Cyberco within 90 days preceding Cyberco’s bankruptcy. Lastly, the Bankruptcy Court ruled that it will award prejudgment interest to the Teleservices trustee at a rate to be determined. A trial was held on these remaining issued on April 30, 2012, and the Bankruptcy Court issued a bench opinion on July 23, 2012. In that opinion, the Bankruptcy Court denied the Bank the $4.0 million credit, but ruled that approximately $0.9 million of deposits were either double-counted or were outside of the timeframe in which the Teleservices trustee can recover. The Bankruptcy Court’s recommended award will therefore be reduced by this $0.9 million. The Bankruptcy Court also ruled the interest rate specified in the federal statute governing post-judgment interest, which is based on treasury bill rates, will be the rate of interest for determining prejudgment interest. The rulings of the Bankruptcy Court in its March 2011 and March 2012 opinions, as well as its July 23, 2012, bench opinion, will not be reduced to judgment by the Bankruptcy Court. Rather, the Bankruptcy Court will deliver a report and recommendation to the District Court for the Western District of Michigan. The District Court will subsequently conduct a de novo review of the fact findings and legal conclusions in the Bankruptcy Court’s opinions and issue its decision thereafter.

In the pending bankruptcy cases of Cyberco and Teleservices, the Bank moved to substantively consolidate the two bankruptcy estates, principally on the ground that Teleservices was the alter ego and a mere instrumentality of Cyberco at all times. On July 2, 2010, the Bankruptcy Court issued an Opinion denying the Bank's motions for substantive consolidation of the two bankruptcy estates. The Bank has appealed this ruling and the appeal is pending.

On January 17, 2012, the Company was named a defendant in a putative class action filed on behalf of all 88 counties in Ohio against MERSCORP, Inc. and numerous other financial institutions that participate in the mortgage electronic registration system (MERS).  The complaint alleges that recording of mortgages and assignments thereof is mandatory under Ohio law and seeks a declaratory judgment that the defendants are required to record every mortgage and assignment on real property located in Ohio and pay the attendant statutory recording fees. The complaint also seeks damages, attorneys' fees and costs.  Although Huntington has not been named as a defendant in the other cases, similar litigation has been initiated against MERSCORP, Inc. and other financial institutions in other jurisdictions throughout the country.

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17. PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	June 30,	December 31,
(dollar amounts in thousands)	2012	2011
Assets
Cash and cash equivalents (1)	$983,005	$917,954
Due from The Huntington National Bank	408,955	616,565
Due from non-bank subsidiaries	187,556	188,732
Investment in The Huntington National Bank	4,412,411	4,073,722
Investment in non-bank subsidiaries	785,411	759,532
Accrued interest receivable and other assets	118,273	139,076
Total assets	$6,895,611	$6,695,581

Liabilities and Shareholders' Equity
Short-term borrowings	$—	$—
Long-term borrowings	814,304	899,779
Dividends payable, accrued expenses, and other liabilities	432,076	377,702
Total liabilities	1,246,380	1,277,481
Shareholders' equity (2)	5,649,231	5,418,100
Total liabilities and shareholders' equity	$6,895,611	$6,695,581

(1) Includes restricted cash of $125,000.

(2) See Huntington’s Condensed Consolidated Statements of Changes in Shareholders’ Equity.

	Three Months Ended		Six Months Ended
Statements of Income	June 30,		June 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Income
Dividends from
The Huntington National Bank	$—	$—	$—	$—
Non-bank subsidiaries	—	25,000	8,450	31,000
Interest from
The Huntington National Bank	10,703	20,211	23,589	40,396
Non-bank subsidiaries	1,592	2,259	3,225	4,955
Other	404	439	817	1,040
Total income	12,699	47,909	36,081	77,391

Expense
Personnel costs	10,488	9,575	20,201	14,330
Interest on borrowings	8,294	8,728	17,473	17,422
Other	7,269	10,465	14,848	20,030
Total expense	26,051	28,768	52,522	51,782

Income (loss) before income taxes and equity in undistributed
net income of subsidiaries	(13,352)	19,141	(16,441)	25,609
Provision (benefit) for income taxes	(148)	(3,051)	(11,240)	(1,015)
Income (loss) before equity in undistributed net income of subsidiaries	(13,204)	22,192	(5,201)	26,624
Increase (decrease) in undistributed net income of:
The Huntington National Bank	158,536	140,784	300,960	258,900
Non-bank subsidiaries	7,374	(17,058)	10,217	(13,160)
Net income	$152,706	$145,918	$305,976	$272,364

Other comprehensive income (loss) (1)	21,839	81,378	37,786	74,953
Comprehensive income	$174,545	$227,296	$343,762	$347,317

(1) See Condensed Consolidated Statements of Comprehensive Income for other comprehensive income (loss) detail.

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	Six Months Ended
Statements of Cash Flows	June 30,
(dollar amounts in thousands)	2012	2011

Operating activities
Net income	$305,976	$272,364
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	(327,875)	(284,538)
Depreciation and amortization	129	369
Other, net	83,764	87,922
Net cash provided by (used for) operating activities	61,994	76,117

Investing activities
Repayments from subsidiaries	233,648	63,198
Advances to subsidiaries	(20,103)	(23,535)
Net cash provided by (used for) investing activities	213,545	39,663

Financing activities
Payment of borrowings	(85,475)	(5,000)
Dividends paid on stock	(84,869)	(32,651)
Repurchases of common stock	(40,230)	—
Redemption of Warrant to the Treasury	—	(49,100)
Other, net	86	(13)
Net cash provided by (used for) financing activities	(210,488)	(86,764)
Change in cash and cash equivalents	65,051	29,016
Cash and cash equivalents at beginning of period	917,954	615,167
Cash and cash equivalents at end of period	$983,005	$644,183

Supplemental disclosure:
Interest paid	$17,473	$17,422

18. SEGMENT REPORTING

We have four major business segments: Retail and Business Banking, Regional and Commercial Banking, Automobile Finance and Commercial Real Estate, and Wealth Advisors, Government Finance, and Home Lending. A Treasury / Other function includes our insurance business and other unallocated assets, liabilities, revenue, and expense.

Segment results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. A description of each segment and table of financial results is presented below.

Retail and Business Banking: The Retail and Business Banking segment provides a wide array of financial products and services to consumer and small business customers including but not limited to checking accounts, savings accounts, money market accounts, certificates of deposit, consumer loans, and small business loans and leases. Other financial services available to consumer and small business customers include investments, insurance services, interest rate risk protection products, foreign exchange hedging, and treasury management services. Huntington serves customers primarily through our traditional banking network of over 680 branches as well as our convenience branches located in grocery stores in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. In addition to our extensive branch network, customers can access Huntington through online banking, mobile banking, telephone banking, and over 1,300 ATMs.

Huntington has established a “Fair Play” banking philosophy and is building a reputation for meeting the banking needs of consumers in a manner which makes them feel supported and appreciated. In 2010, Huntington brought innovation to the checking account by providing consumers with a 24-hour grace period to correct a shortfall in an account and avoid the associated overdraft fees. Huntington believes customers are recognizing this and other efforts as key differentiators and it is earning us more customers and deeper relationships.

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Business Banking is a dynamic and growing part of Huntington’s business and we are committed to being the bank of choice for small businesses in our markets. Business Banking is defined as companies with revenues less than $15 million and consists of approximately 130,000 businesses. Huntington continues to develop products and services that are designed specifically to meet the needs of small business. Huntington continues to look for ways to help companies find solutions to their capital needs, from our program helping businesses that had struggled in the economic downturn but are now showing several quarters of profitability, to our participation in the Small Business Administration programs.

Regional and Commercial Banking: This segment provides a wide array of products and services to the middle market and large corporate client base located primarily within our core geographic banking markets. Huntington products in this segment include commercial lending, as well as depository and liquidity management products. Dedicated teams collaborate with our primary bankers to deliver complex and customized treasury management solutions, equipment and technology leasing, international services, capital markets services such as interest rate risk protection products, foreign exchange hedging and sales, trading of securities, mezzanine investment capabilities, and employee benefit programs (insurance, 401(k)). The Commercial Banking team specializes in serving a number of industry segments such as government entities, not-for-profit organizations, health-care entities, and large, publicly traded companies. Commercial bankers personally deliver these products and services directly and with cross-segment product partners. Huntington consistently strives to develop extensive relationships with clients creating defined relationship plans which identify needs and offer solutions.

The primary focus for Regional and Commercial Banking is our ability to gain a deeper relationship with our existing customers and to increase our market share through our unique customer solution strategy. This includes a comprehensive cross-sell approach to capture the untapped opportunities within our customer and prospect community. This strategy embodies a shift from credit-only focus, to a total customer solution approach with an increasing share-of-wallet.

The Regional and Commercial Banking business model includes eleven regional markets driven by local execution. These markets are supported by expertise in large corporate and middle market segments, by capabilities in treasury management and equipment finance, and by vertical strategies within the healthcare and not-for-profit industries.

The commercial portfolio includes a distribution across industries and segments which resembles the market demographics of our footprint. A strategic focus of Regional and Commercial Banking is to target underpenetrated markets within our footprint and capitalize on opportunities in industries such as not-for-profit and healthcare.

In addition, Regional and Commercial Banking expanded the leadership, investment, and capabilities for treasury management and equipment finance. With our investments in treasury management, Huntington differentiated itself through our implementation experience and the speed at which products and services are delivered to our customers. In equipment finance, Huntington distinguished itself through aggressive business development and local service delivery and by strategically aligning with our bank partners to drive market share.

Automobile Finance and Commercial Real Estate: This segment provides lending and other banking products and services to customers outside of our normal retail and commercial banking segments. Our products and services include financing for the purchase of automobiles by customers of automotive dealerships; financing for the purchase of new and used vehicle inventory by automotive dealerships; and financing for land, buildings, and other commercial real estate owned or constructed by real estate developers, automobile dealerships, or other customers with real estate project financing needs. Products and services are delivered through highly specialized relationship-focused bankers and our cross segment product partners. Huntington creates well-defined relationship plans which identify needs where solutions are developed and customer commitments are obtained.

The Automotive Finance team services automobile dealerships, its owners, and consumers buying automobiles through these dealerships. Huntington has provided new and used automobile financing and dealer services throughout the Midwest since the early 1950s. This consistency in the market and our focus on working with strong dealerships, has allowed us to expand into selected markets outside of the Midwest and to actively deepen relationships while building a strong reputation.

The Commercial Real Estate team serves professional real estate developers, REITs, and other customers with lending needs that are secured by commercial properties. Huntington has a clear focus on experienced, well-managed, well-capitalized top tier real estate developers who are capable of operating in all economic phases of the real estate industry. Most of our customers are located within our footprint.

Wealth Advisors, Government Finance, and Home Lending: This segment consists of our wealth management, government banking, and home lending businesses. In wealth management, Huntington provides financial services to high net worth clients in our primary banking markets and Florida. Huntington provides these services through a unified sales team, which consists of former private bankers, trust officers, and investment advisors; Huntington Asset Advisors, which provides investment management services; Huntington Asset Services, which offers administrative and operational support to fund complexes; and retirement plan services. Aligned with the eleven regional commercial banking markets, this coordinated service model delivers products and services directly and through the other segment product partners. A fundamental point of differentiation is our commitment to be in the market, working closely with clients and their other advisors to identify needs, offer solutions and provide ongoing advice in an optimal client experience.

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The Government Finance Group provides financial products and services to government and other public sector entities in our primary banking markets. A locally based team of relationship managers works with clients to meet their public finance, brokerage, trust, lending, and treasury management needs.

Home Lending originates and services consumer loans and mortgages for customers who are generally located in our primary banking markets. Consumer and mortgage lending products are primarily distributed through the Retail and Business Banking segment, as well as through commissioned loan originators. Closely aligned, our Community Development group serves an important role as it focuses on delivering on our commitment to the communities Huntington serves.

The segment also includes the related businesses of investment management, investment servicing, custody, and corporate trust and retirement plan services. Huntington Asset Advisors provides investment management services through a variety of internal and external channels, including advising the Huntington Funds, our proprietary family of funds. Huntington Asset Services offers administrative and operational support to fund complexes, including fund accounting, transfer agency, administration, and distribution services. Our retirement plan services business offers fully bundled and third party distribution of a variety of qualified and non-qualified plan solutions.

Listed below is certain operating basis financial information reconciled to Huntington’s June 30, 2012, December 31, 2011, and June 30, 2011, reported results by business segment:

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	Three Months Ended June 30,
	Retail &	Regional &
Income Statements	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands )	Banking	Banking	AFCRE	WGH	Other	Consolidated

2012
Net interest income	$221,645	67,919	86,862	48,386	4,150	$428,962
Provision for credit losses	16,047	24,329	(4,828)	972	—	36,520
Noninterest income	97,739	35,433	10,299	80,593	29,755	253,819
Noninterest expense	240,385	51,681	38,526	94,022	19,655	444,269
Income taxes	22,033	9,570	22,212	11,895	(16,424)	49,286
Operating/reported net income	$40,919	$17,772	$41,251	$22,090	$30,674	$152,706

2011
Net interest income	$237,208	60,029	89,281	47,175	(30,356)	$403,337
Provision for credit losses	34,664	1,458	(14,855)	14,530	—	35,797
Noninterest income	106,414	31,389	16,146	66,794	35,024	255,767
Noninterest expense	236,638	48,488	42,177	87,146	13,960	428,409
Income taxes	25,312	14,515	27,337	4,303	(22,487)	48,980
Operating/reported net income	$47,008	$26,957	$50,768	$7,990	$13,195	$145,918

	Six Months Ended June 30,
	Retail &	Regional &
Income Statements	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands )	Banking	Banking	AFCRE	WGH	Other	Consolidated

2012
Net interest income	$442,946	132,121	177,192	95,215	(1,303)	$846,171
Provision for credit losses	64,886	37,609	(47,082)	15,513	—	70,926
Noninterest income	186,995	67,357	45,018	168,231	71,538	539,139
Noninterest expense	475,246	97,538	77,365	184,939	71,857	906,945
Income taxes	31,433	22,516	67,174	22,048	(41,708)	101,463
Operating/reported net income	$58,376	$41,815	$124,753	$40,946	$40,086	$305,976

2011
Net interest income	$473,053	117,467	177,130	96,233	(56,216)	$807,667
Provision for credit losses	58,358	7,427	(10,071)	29,468	—	85,182
Noninterest income	200,842	60,627	29,525	132,878	68,840	492,712
Noninterest expense	458,746	92,416	85,304	172,745	49,897	859,108
Income taxes	54,877	27,388	45,997	9,414	(53,951)	83,725
Operating/reported net income	$101,914	$50,863	$85,425	$17,484	$16,678	$272,364

	Assets at		Deposits at
	June 30,	December 31,	June 30,	December 31,
(dollar amounts in millions)	2012	2011	2012	2011

Retail & Business Banking	$14,336	$13,889	$28,348	$27,536
Regional & Commercial Banking	11,252	10,186	5,333	4,683
AFCRE	12,759	12,873	907	881
WGH	7,760	7,474	9,782	9,115
Treasury / Other	10,516	10,029	1,706	1,065
Total	$56,623	$54,451	$46,076	$43,280

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19. BUSINESS COMBINATIONS

On March 30, 2012, Huntington acquired the loans, deposits and certain other assets and liabilities of Fidelity Bank located in Dearborn, Michigan from the FDIC. Under the agreement, approximately $520.6 million of loans, a receivable of $95.9 million from the FDIC, and $155.0 million of other assets (primarily cash and due from banks and investment securities) were transferred to Huntington.  Assets acquired and liabilities assumed were recorded at fair value in accordance with ASC 805, “Business Combinations”. The fair values for loans were estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms (Level 3). This value was reduced by an estimate of probable losses and the credit risk associated with the loans. The fair values of deposits were estimated by discounting cash flows using interest rates currently being offered on deposits with similar maturities (Level 3). Additionally, approximately $712.5 million of deposits and $45.2 million of other borrowings were assumed. Huntington recognized an $11.4 million bargain purchase gain during the 2012 first quarter, which is included in other noninterest income.

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